Exhibit 10.2

Execution Version

This AMENDMENT NO. 3 (this “Amendment No. 3”), dated as of December 3, 2021 and entered into by and among Perrigo Finance Unlimited Company, a public unlimited company organized under the laws of Ireland (the “Revolving Borrower”), Perrigo Company PLC, a public limited company organized under the laws of Ireland (the “Company”), each lender party hereto (each a “Consenting Lender” and, collectively, the “Consenting Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), amends and is made pursuant to that certain Revolving Credit Agreement, dated as of March 8, 2018 (as amended by Amendment No. 1, dated as of August 15, 2019 and Amendment No. 2 and Waiver, dated as of August 10, 2021, and as further amended, restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among the Revolving Borrower, the Company, the lenders from time to time party thereto, the Administrative Agent and the other agents party thereto.

W I T N E S S E T H :

WHEREAS, the Revolving Borrower has requested that the terms of the Credit Agreement be amended as set forth herein;

WHEREAS, by signing this Amendment No. 3, each Consenting Lender has consented to this Amendment No. 3 and to the amendments to the Credit Agreement described in Section 2 below;

WHEREAS, Section 2.13(b) of the Credit Agreement provides that if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Revolving Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and shall enter into an amendment to the Credit Agreement to reflect such alternate rate of interest and such other related changes to the Credit Agreement as may be applicable. Any such amendment shall become effective without any further action or consent of any other party to the Credit Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders (such time, the “Objection Deadline”) a written notice from the Required Lenders stating that they object to such amendment;

WHEREAS, the Administrative Agent has made the determination described in the immediately preceding paragraph with respect to the LIBO Rate for Eurocurrency Loans denominated in Sterling and the Revolving Borrower and the Administrative Agent desire to amend the Credit Agreement, in accordance with Section 2.13(b) of the Credit Agreement, as set forth in Section 3 of this Amendment; and

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

1.    Defined Terms; References. Except as otherwise defined in this Amendment No. 3, terms defined in the Credit Agreement are used herein (including the recitals hereto) as defined therein. On and after the Covenant Amendment Effective Date (as defined below) and the Sterling Amendment Effective Date (as defined below), each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment No. 3.

2.    Covenant Amendments. Effective as of the Covenant Amendment Effective Date, the Administrative Agent and each Consenting Lender hereby agree that the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto with respect to the changes to Sections 6.06 and Section 6.10 of the Credit Agreement (the “Covenant Amendments”).

3.    Sterling Amendments. Effective as of the Sterling Amendment Effective Date, in accordance with Section 2.13(b) of the Credit Agreement, the Revolving Borrower and the Administrative Agent hereby agree that the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto other than with respect to the Covenant Amendments (the “Sterling Amendments”).

4.    Representations and Warranties; Loan Document. Each of the Revolving Borrower and the Company hereby represents and warrants that as of the date hereof (a) the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects) on and as of such date, with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing. This Amendment No. 3 is a “Loan Document,” as defined in the Credit Agreement.

5.    Conditions to Covenant Amendments. The Covenant Amendments shall become effective on the date (the “Covenant Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)    The Administrative Agent shall have received counterparts of this Amendment No. 3 duly executed and delivered by the Revolving Borrower, the Company, each Consenting Lender constituting the Required Lenders and the Administrative Agent.

(b)    The representations and warranties of each Loan Party set forth in Section 4 above are true and correct on and as of the Covenant Amendment Effective Date.

(c)    The Revolving Borrower shall have paid all fees and expenses for which invoices have been presented on or prior to the Covenant Amendment Effective Date, including reasonable legal fees and disbursements of counsel to the Administrative Agent.

(d)    The Revolving Borrower shall have paid to the Administrative Agent, for the account of each Consenting Lender, a non-refundable and fully earned fee equal to 0.035% of each such Consenting Lender’s aggregate Commitments as of the Amendment Effective Date.

6.    Conditions to Sterling Amendments. The Sterling Amendments shall become effective on the date (the “Sterling Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)    The Administrative Agent shall have received counterparts of this Amendment No. 3 duly executed and delivered by the Revolving Borrower and the Company.

(b)    The Administrative Agent has not received, by the Objection Deadline, written notice of objection to the amendments contained in Section 3 of this Amendment No. 3 from Lenders comprising the Required Lenders.

(c)    The representations and warranties of each Loan Party set forth in Section 4 above are true and correct on and as of the Sterling Amendment Effective Date.

1.    Continuing Effect; No Other Amendments or Modifications; Reaffirmation. Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsection(s) of the Credit Agreement specified herein and shall not constitute an amendment or other modification of, or an indication of the Administrative Agent’s or the Consenting Lenders’ willingness to amend or modify any other provisions of the Credit Agreement. Each of the Revolving Borrower and the Company hereby acknowledges and agrees that, after giving effect to this Amendment No. 3, except as expressly set forth in this Amendment No. 3, all of its respective obligations and liabilities under the Loan Documents (including, without limitation, the Guaranty executed by the Company) to which it is a party are reaffirmed, and remain in full force and effect. The execution, delivery and performance of this Amendment No. 3 shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Consenting Lender under, the Credit Agreement or any of the other Loan Documents. This Amendment No. 3 shall not constitute a novation of the Credit Agreement or any of the other Loan Documents.

2.    Expenses. The Revolving Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and delivery of this Amendment No. 3, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

3.    Headings. Section headings herein and in the Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Amendment No. 3 or any other Loan Document.

4.    Counterparts. This Amendment No. 3 may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment No. 3 by email or facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment No. 3. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter agreement and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

5.    GOVERNING LAW. THIS AMENDMENT NO. 3 SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. SECTIONS 9.09 AND 9.10 OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

PERRIGO FINANCE UNLIMITED COMPANY, as the Revolving Borrower

By:	/s/ Sonia A. Hollies
Name:	Sonia A. Hollies
Title:	SVP, Global Tax, Risk Mgmt. & Treasurer

PERRIGO COMPANY PLC, as the Company

By:	/s/ Sonia A. Hollies
Name:	Sonia A. Hollies
Title:	SVP, Global Tax, Risk Mgmt. & Treasurer

[Perrigo - Revolver Amendment No. 3]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Erik Barragan
Name:	Erik Barragan
Title:	Authorized Officer

[Perrigo - Revolver Amendment No. 3]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Erik Barragan
Name:	Erik Barragan
Title:	Authorized Officer

[Perrigo - Revolver Amendment No. 3]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Eric Seltenrich
Name:	Eric Seltenrich
Title:	Managing DIrector

[Perrigo - Revolver Amendment No. 3]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jordan Harris
Name:	Jordan Harris
Title:	Managing Director

[Perrigo - Revolver Amendment No. 3]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Joseph L. Corah
Name:	Joseph L. Corah
Title:	Director

[Perrigo - Revolver Amendment No. 3]

BARCLAYS BANK, PLC, as a Lender

By:	/s/ Evan Moriarty
Name:	Evan Moriarty
Title:	Vice President

[Perrigo - Revolver Amendment No. 3]

CITIBANK, N.A., as a Lender

By:	Robert J. Kane
Name:	Robert J. Kane
Title:	Managing Director

[Perrigo - Revolver Amendment No. 3]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Jessica Gavarkovs
Name:	Jessica Gavarkovs
Title:	Authorized Signatory

By:	/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Authorized Signatory

[Perrigo - Revolver Amendment No. 3]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Annie Chung
Name:	Annie Chung
Title:	Director

[Perrigo - Revolver Amendment No. 3]

BNP PARIBAS, as a Lender

By:	/s/ Reid Hill
Name:	Reid Hill
Title:	Managing Director

By:	/s/ Michael Pearce
Name:	Michael Pearce
Title:	Managing Director

[Perrigo - Revolver Amendment No. 3]

FIFTH THIRD BANK, as a Lender

By:	/s/ Nathaniel E. Sher
Name:	Nathaniel E. (Ned) Sher
Title:	Managing Director

[Perrigo - Revolver Amendment No. 3]

ING BANK N.V., DUBLIN BRANCH, as a Lender

By:	/s/ Cormac Langford
Name:	Cormac Langford
Title:	Director

By:	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

[Perrigo - Revolver Amendment No. 3]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Directo

[Perrigo - Revolver Amendment No. 3]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Sarah Willett
Name:	Sarah Willett
Title:	Managing Director

[Perrigo - Revolver Amendment No. 3]

PNC BANK, N.A., as a Lender

By:	/s/ Brock Dana
Name:	Brock Dana
Title:	Senior Vice President

[Perrigo - Revolver Amendment No. 3]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael West
Name:	Michael West
Title:	Senior Vice President

[Perrigo - Revolver Amendment No. 3]

SOCIETE GENERALE, as Lender

By:	/s/ Kimberly Metzger
Name:	Kimberly Metzger
Title:	Director

BANK HAPOALIM B.M., as a Lender

By:	/s/ Gal Defes
Name:	Gal Defes
Title:	SVP

By:	/s/ Salvatore Demma
Name:	Salvatore Demma
Title:	FVP

[Perrigo - Revolver Amendment No. 3]

~~Conformed through Amendment No. 2 and Waiver~~ANNEX A

REVOLVING CREDIT AGREEMENT

dated as of

March 8, 2018,

as amended by Amendment No. 1, dated as of August 15, 2019, ~~and~~

as further amended by Amendment No. 2 and Waiver, dated as of August 10, 2021 and as amended by Amendment No. 3, dated as of December 3, 2021,

among

PERRIGO FINANCE UNLIMITED COMPANY,

as Revolving Borrower,

PERRIGO COMPANY PLC,

as Company,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

HSBC BANK USA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

and

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

CITIBANK, N.A.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

and

DEUTSCHE BANK SECURITIES INC.,

as Documentation Agents

JPMORGAN CHASE BANK, N.A.,

HSBC SECURITIES (USA) INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and

Joint Lead Arrangers

~~Conformed through Amendment No. 2 and Waiver~~ANNEX A

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SCHEDULES:

Schedule 2.01(a) – Commitments

Schedule 2.01(b) – LC Commitment Sublimits

Schedule 2.01(c) – Swingline Commitments

Schedule 2.05 – Existing Letters of Credit

Schedule 3.06 – Disclosed Matters – Litigation and Environmental Matters

Schedule 3.07 – Disclosed Matters – Compliance with Laws and Agreements

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments, Loans and Advances

Schedule 6.07 - Affiliate Transactions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Note

Exhibit C – Mandatory Cost Rate

Exhibit D – Form of Joinder Agreement

Exhibit E – Form of Closing Certificate

Exhibit F – Lender Addition and Acknowledgement Agreement

Exhibit G – Form of Solvency Certificate

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This REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of March 8, 2018, is among PERRIGO FINANCE UNLIMITED COMPANY, a public unlimited company organized under the laws of Ireland (the “Revolving Borrower”), as Revolving Borrower, PERRIGO COMPANY PLC, a public limited company organized under the laws of Ireland (the “Company”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Wells Fargo Bank, National Association and HSBC Bank USA, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and Deutsche Bank Securities Inc., as Documentation Agents.

In consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” means the Companies Act 2014 of Ireland, as amended.

“Additional Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

“Additional Commitment Lender” has the meaning set forth in Section 2.21(d).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 1.00% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the Screen Rate at approximately 11:00 a.m. London time on such day.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Agent Parties” has the meaning assigned to such term in Section 9.01(c)(iii).

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the aggregate amount of the Revolving Credit Exposures of all Lenders at such time.

“Aggregate Swingline Commitment” means $150,000,000.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted One Month LIBOR Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted One Month LIBOR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.07.

“Applicable Adjusted Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment; provided that when a Defaulting Lender shall exist, then such percentage shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Adjusted Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Lending Installation” has the meaning assigned to such term in Section 2.02(e).

“Applicable Margin” means, for any day, with respect to any Eurocurrency Loan, SONIA Rate Loan or ABR Loan and with respect to Commitment Interest, the applicable rate per annum

(expressed in basis points) set forth below under the caption “Applicable Margin” based upon the Debt Rating as of such date:

Status	Debt Rating	Applicable Margin – Eurocurrency Loans and SONIA Rate Loans	Applicable Margin – ABR Loans	Applicable Margin – Commitment Interest
Level I	BBB+ / Baa1 or better	1.125%	0.125%	0.125%
Level II	BBB/Baa2	1.250%	0.250%	0.150%
Level III	BBB-/Baa3	1.500%	0.500%	0.175%
Level IV	BB+/Ba1	1.750%	0.750%	0.225%
Level V	Any ratings lower than Level IV Status	2.000%	1.000%	0.275%

As used herein “Debt Rating” means the rating by S&P and Moody’s for Index Debt. Notwithstanding the above definitions, the parties agree that for purposes of determining what Debt Rating applies, (i) if the rating by Moody’s and the rating by S&P differ by one level, then the applicable rating level shall be based upon the higher of such ratings, (ii) if said rating by Moody’s and said rating by S&P differ by more than one level, then the applicable rating level shall be one level lower than the rating level resulting from the higher of such ratings, (iii) during any period during which there is no such rating by either Moody’s or S&P (other than by reason of the circumstances referred to in the last sentence of this definition), Level V shall apply and (iv) in the event only Moody’s or S&P provides a Debt Rating, such rating shall apply. If the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Revolving Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Revolving Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Maturity Date” has the meaning assigned to such term in Section 2.21(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments, provided that when a Defaulting Lender shall exist, then such percentage shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means (i) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time and (ii) in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, liquidator, examiner, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action to bring or obtain or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” has the meaning assigned to such term in Section 8.09(d)(i).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of directors, or where applicable, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of an ABR Borrowing and a Eurocurrency Borrowing denominated in Dollars, $3,000,000, (b) in the case of a Revolving Borrowing denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 1,000,000 units of such Foreign Currency and has a Dollar Equivalent in excess of $3,000,000, and (c) in the case of a Swingline Borrowing, such amount agreed to by the Swingline Lender and the Revolving Borrower.

“Borrowing Multiple” means (a) in the case of a Revolving Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Revolving Borrowing denominated in a Foreign Currency, 1,000,000 units of such Foreign Currency, (c) in the case of a Swingline Borrowing denominated in Dollars, $100,000 or such other amount agreed to by the Swingline Lender, and (d) in the case of a Swingline Borrowing denominated in a Foreign Currency, 100,000 units of such Foreign Currency or such other amount agreed to by the Swingline Lender.

“Borrowing Request” means a request by the Revolving Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable.

“Business Day” means (x) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, USA or Dublin, Ireland are authorized or required by law to remain closed; provided that, the term “Business Day” shall also exclude (a) when used in connection with a Eurocurrency Loan any day on which banks are not open for dealings in deposits in the relevant currency in the London interbank market and (b) when used in connection with a Loan denominated in Euro, any day on which commercial banks in London are not open for general business and any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (which utilizes a single shared platform and which was launched on November 19, 2007 (TARGET2)) (or if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euro and (y) when used in connection with any SONIA Rate Loan, any day on which commercial banks in London are not open for general business.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (and not operating leases) on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that obligations under any lease that is treated as an operating lease under GAAP as applied on the Closing Date will not be deemed to be Capital Lease Obligations or Indebtedness.

“Change in Control” means (a) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who are not Continuing Directors, (b) any person or group or persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), or persons acting in concert within the meaning of the Irish Takeover Rules shall obtain ownership or control in one or more series of transactions of more than 35% of the voting power of the Equity Interests of the Company entitled to vote on the election of members of the Board of Directors of the Company or (c) the Company shall cease to own 100% of the Equity Interests of the Revolving Borrower (except to the extent specified in clause (y) of the parenthetical set forth in the definition of Wholly-Owned Subsidiary).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental

Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class,” when used in reference to any Loan or Borrowing (or respective Commitment), refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans (or the applicable Commitment in respect thereof).

“Closing Date” means the date the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption or otherwise as provided in Section 9.04(b)(ii)(C),pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.

“Commitment Interest” has the meaning assigned to such term in Section 2.11(a).

“Commitment Letter” means the commitment letter dated February 15, 2018, among the Company, the Revolving Borrower, JPMorgan Chase Bank, N.A., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC.

“Communications” has the meaning assigned to such term in Section 9.01(c)(iv).

“Company” has the meaning assigned to such term in the preamble hereto.

“Consolidated EBITDA” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period,

plus, to the extent deducted from revenues in determining such net income, without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) (x) any extraordinary or non-recurring costs, expenses or losses paid in cash during such period in an aggregate amount not to exceed $75,000,000 during such period and (y) any extraordinary or non-recurring non-cash expenses or losses (including any noncash impairment of assets and, whether or not otherwise includable as a separate item in the statement of such net income for such period, non-cash losses on sales of assets outside the ordinary course of business and including non-cash charges arising from the application of Statement of Financial Accounting

Standards No. 142 (or the corresponding Accounting Standards Codification, as applicable)) (including any non-cash fair value adjustments of Tysabri); (iv) losses incurred other than in the ordinary course of business that are non-cash and non-operating, (v) non-cash expenses relating to stock based compensation; (vi) non-cash losses arising from accounting relating to losses realized or adjustments to the value of equity held in entities that are not Subsidiaries; and (vii) expenses incurred in connection with any acquisition (including any Additional Acquisition), investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and including transaction expenses in connection therewith);

plus, to the extent deducted from revenues in determining such net income (or loss), depreciation and amortization expense.

minus, to the extent included in such net income, (i) extraordinary non-cash gains realized other than in the ordinary course of business, (ii) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, and (iii) non-cash gains arising from accounting relating to income realized or adjustments to the value of equity held in entities that are not Subsidiaries, all as determined in accordance with GAAP and calculated for the Company and its Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period, including all financing costs in connection with a Permitted Securitization Transaction.

“Consolidated Net Indebtedness” means, as of any time of determination, (a) the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP minus (b) the lesser of Permitted Unrestricted Cash and $500,000,000.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Company as of such date.

“Consolidated Total Tangible Assets” means, as of any date, the Consolidated Total Assets as of such date, less all goodwill and intangible assets determined in accordance with GAAP included in such Consolidated Total Assets.

“Continuing Directors” means any member of the Board of Directors of the Company who is a member of such board on the date of this Agreement, and any Person who is a member of such Board of Directors and whose nomination as a director was approved by a majority of the Continuing Directors on such board.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following:

(a)     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(d)     “Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Party” means the Administrative Agent, the Issuing Banks, the Swingline Lenders or any other Lender.

“Debt Rating” has the meaning set forth in the definition of “Applicable Margin.”

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Revolving Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Revolving Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it, the Administrative Agent and the Revolving Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become insolvent or the subject of (x) a Bankruptcy Event or (y) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely (x) by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) by virtue of an Undisclosed Administration, in each case so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and Schedule 3.07.

“Documentation Agents” means Bank of America, N.A., Barclays Bank PLC, Citibank, N.A. Credit Suisse AG, Cayman Islands Branch and Deutsche Bank Securities Inc., in their capacity as documentation agents for the Lenders hereunder.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” has the meaning assigned to such term in Section 9.01(b)(iv).

“Embargoed Person” means any Person that is, or is 50% or more owned by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (a “Sanctioned Country”).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Plan or Multiemployer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency, the rate at which such currency may be exchanged into Dollars at approximately 11:00 A.M. London time on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Revolving Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Advance is (or any Advance that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a)     the last Business Day of each calendar month,

(b)     [Reserved],

(c)     each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, Irish withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to a request by the Revolving Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any Taxes imposed under FATCA.

“Existing Letter of Credit” means a letter of credit issued and outstanding under the Existing Revolving Credit Agreement and listed on Schedule 2.05 hereto.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).

“Existing Notes” means (i) the Revolving Borrower’s 3.50% Senior Notes due 2021 in an aggregate principal amount of $280,363,000; (ii) the Revolving Borrower’s 3.50% Senior Notes due 2021 in an aggregate principal amount of $309,646,000; (iii) the Company’s 4.00% Senior Notes due 2023 in an aggregate principal amount of $215,619,000; (iv) the Revolving Borrower’s 3.90% Senior Notes due 2024 in an aggregate principal amount of $700,000,000; (v) the Revolving Borrower’s 4.375% Senior Notes due 2026 in an aggregate principal amount of $700,000,000; (vi) the Company’s 5.30% Senior Notes due 2043 in an aggregate principal amount of $90,499,000; and (vii) the Revolving Borrower’s 4.90% Senior Notes due 2044 in an aggregate principal amount of $303,873,000.

“Existing Revolving Credit Agreement” means the Revolving Credit Agreement dated December 5, 2014 among the Company, the Revolving Borrower, JPMorgan Chase Bank, N.A., as administrative Agent, and the financial institutions and lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Existing Term Loan Credit Agreement” means the Term Loan Credit Agreement dated December 5, 2014 among the Company, the Revolving Borrower, Barclays Bank PLC, as administrative Agent, and the financial institutions and lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Extension Request” has the meaning assigned to such term in Section 2.21(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate.

“Fee Letter” means the Fee Letters (as defined in the Commitment Letter).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company, or other officer acceptable to the Administrative Agent.

“Fiscal Quarter” means each period of 13 weeks during a Fiscal Year ending on the Saturday closest to the end of the calendar quarter, with the fourth quarter ending on December 31 of each year.

“Fiscal Year” means the twelve-month period ending on December 31.

“Foreign Currency” means (a) with respect to any Revolving Loan, Euros, Sterling and any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided it is lawful for the Lenders to fund Revolving Loans hereunder in such other currency, (b) with respect to any Letter of Credit, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit and (c) with respect to any Swingline Foreign Currency Loan, Euros, Sterling and any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and agreed to by the Swingline Foreign Currency Lenders or their Affiliates in their capacity as a Swingline Foreign Currency Lender.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA) that is subject to the laws of a jurisdiction other than the United States and that is not subject to ERISA and any other material benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Company, any Subsidiary, or ERISA Affiliate or any other entity related to the Company or a Subsidiary on a controlled group basis.

“Foreign Plan Event” means with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions or payments required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law or regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America (except with respect to businesses outside the United States acquired in Additional Acquisitions for periods prior to the date of the Additional Acquisition).

“Governmental Authority” means the government of the United States of America, Ireland, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Person that executes a Guaranty, including pursuant to Section 5.10.

“Guaranty” means each guaranty or similar agreement executed by any of the Guarantors and Guaranteeing the Obligations, as amended, supplemented or otherwise modified from time to time, and in form and substance satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or similar obligations, (b) all obligations of such Person evidenced by bonds, debentures, acceptances, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and any earnout obligations or similar deferred or contingent purchase price obligations not overdue, which are being contested in good faith or which do not appear as a liability on a balance sheet of such Person incurred in connection with any acquisition of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all of a business or operating unit of a business or (ii) all or substantially all of the common stock or other Equity Interests of a Person), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations (based on the net mark-to-market amount) under Swap Agreements of such Person that relate to interest rates. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 9.12.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Interest Coverage Ratio” means, as of the end of any Fiscal Quarter of the Company, the ratio of Consolidated EBITDA to Consolidated Interest Expense (excluding non-cash interest), as calculated for the four consecutive Fiscal Quarters of the Company then ending.

“Interest Election Request” means a request by the Revolving Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with respect to any person for any period, the gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements (other than as set forth below)) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with the asset securitization or similar transaction which are payable to any person other than the Company or a Wholly-Owned Subsidiary of the Company and the Revolving Borrower; provided that in any event “Interest Expense” will exclude any make whole or prepayment premiums, write -offs or Swap Agreement termination costs and similar premiums. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Company and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date ~~and (c~~, (c) with respect to any SONIA Rate Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any Eurocurrency Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, ~~two,~~ three or six months (or as otherwise described herein or, with the consent of each Lender, such other period requested by the Revolving Borrower) thereafter, as the Revolving Borrower may elect and (b) as to any Swingline Foreign Currency Loan, the period commencing on the date of such Loan and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Foreign Currency Loan, which shall not be later than thirty (30) days thereafter, unless otherwise agreed between the applicable Swingline Foreign Currency Lender thereof and the Revolving Borrower in respect of such Swingline Foreign Currency Loans; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Investments” has the meaning assigned to such term in Section 6.04.

“Ireland” means the Republic of Ireland.

“Irish Certificate Provider” has the meaning assigned to such term in Section 4.01(c).

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., HSBC Bank USA, N.A. and Wells Fargo Bank, National Association, and solely with respect to an Existing Letter of Credit, each Lender that is an issuer thereof, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank or another Lender, in which case the term “Issuing Bank” shall include any such Affiliate or other Lender with respect to Letters of Credit issued by such Affiliate or other Lender.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“LC Commitment” means $50,000,000.

“LC Commitment Sublimit” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01(b), or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Revolving Borrower, and notified to the Administrative Agent.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Revolving Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Adjusted Percentage of the total LC Exposure at such time.

“Lead Arrangers” means J.P. Morgan Chase Bank, HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC.

“Lender Addition and Acknowledgement Agreement” means an agreement in substantially the form of Exhibit F hereto, with such changes thereto as approved by the Administrative Agent.

“Lender Notice Date” has the meaning assigned to such term in Section 2.21(b).

“Lenders” means the Persons (including their Applicable Lending Installations) listed on Schedule 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” as used herein and in any other Loan Documents, includes the Swingline Lender and reference to any Lender includes such Lender and its Applicable Lending Installations.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.05(b).

“Leverage Ratio” means, as of the end of any Fiscal Quarter of the Company, the ratio of (a) Consolidated Net Indebtedness at such time plus the aggregate amount of Off-Balance Sheet Liabilities of the Company and its Subsidiaries calculated on a consolidated basis at such time to (b) Consolidated EBITDA, as calculated for the four consecutive Fiscal Quarters of the Company then ending.

“LIBO Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, (i) to the extent denominated in Dollars or a Foreign Currency other than Euro and Sterling, the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate) and (ii) to the extent denominated in Euro, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or, in each case, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to ~~(or in the case of Sterling denominated Borrowings, on the date of)~~ the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time; provided, further, that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the Interpolated Rate shall not be available at such time for such Interest Period with respect to the applicable currency, then the LIBO Rate shall be the Reference Bank Rate; provided, further, that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. “Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal points as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. “Reference Bank Rate” means, at any time, the rate per annum equal to the arithmetic mean of the offered rates per annum in the applicable currency for a period equal in length to such Interest Period quoted by at least two reference banks that are appointed by the Administrative Agent, and accept such appointment, in consultation with the Revolving Borrower at approximately 11:00 A.M., London time, two Business Days prior to ~~(or in the case of Sterling denominated Borrowings, on the date of)~~ the commencement of such Interest Period (it being understood there will be no disclosure of any individual reference bank’s rate).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that the filing of financing statements solely with respect to, or other lien or claim solely on, any interest in accounts or notes receivable which are sold or otherwise transferred in a Permitted Securitization Transaction shall not be considered a Lien and any purchase option, call or similar right of a third party with respect to any Equity Interests of the Company are not controlled by this Agreement.

“Loan Documents” means this Agreement, each Guaranty, any Joinder Agreement, the Fee Letter and all other instruments, agreements or documents, including any Letter of Credit Agreement, executed in connection herewith at any time.

“Loan Party” means the Revolving Borrower and any Guarantor.

“Loans” means any Swingline Loan or Revolving Loan.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, London time.

“Margin Stock” means “margin stock” as defined in Regulations U and X of the Board as from time to time in effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) the material rights and remedies of the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than (i) the Loans and Letters of Credit and (ii) Indebtedness of any Subsidiary owing to the Company or any other Subsidiary, provided that, (x) in order to be excluded from Material Indebtedness, any such Indebtedness owing by a Subsidiary to a Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (y) the Loan Parties may effectuate such subordination at any time during the term of such Indebtedness), and/or Swap Agreement Obligations (based on the net mark-to-market amount) of any one or more of the Company and its Significant Subsidiaries in an aggregate principal amount exceeding the Dollar Equivalent of the lesser of $125,000,000 or 2% of Consolidated Total Assets (at the time of determination) (for the avoidance of doubt, it is acknowledged and agreed that separate items of Indebtedness and/or Swap Agreement Obligations of the type described above individually less than the lesser of $125,000,000 or 2% of Consolidated Total Assets which if added together would aggregate more the lesser of $125,000,000 or 2% of Consolidated Total Assets will constitute Material Indebtedness under this Agreement).

“Maturity Date” means the date which is the fifth anniversary of the Closing Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Term Loan Credit Facility” means a term loan facility of up to €350,000,000 arranged by Lead Arrangers entered into to replace the term loan facilities under the Existing Term Loan Credit Agreement.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Non-Guarantor Subsidiaries” means all Subsidiaries, other than the Revolving Borrower and any Subsidiaries that are Guarantors.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it.

“Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations on the Advances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Revolving Borrower to the Lenders, the Agents, the Issuing Banks, the Swingline Lenders, any indemnified party or any of them arising under the Loan Documents, in all cases whether now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Revolving Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

“OFAC” has the meaning set forth in the definition of “Embargoed Person.”

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction (including any Permitted Securitization Transaction) were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person.

“Omega Surviving Debt” means (i) Omega Pharma NV’s 5.000% retail bonds due May 23, 2019 in the amount of €120,000,000 and (ii) Omega Pharma NV’s 5.1045% Guaranteed Senior Notes due July 28, 2023 in the amount of €135,000,000. Upon the refinancing of any Omega Surviving Debt permitted under this Agreement, such new refinancing Indebtedness shall not constitute Omega Surviving Debt.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g)    statutory and contractual Liens in favor of a landlord on real property leased by the Company or any Subsidiary; provided that, the Company or such Subsidiary is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest or second highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Agent or Affiliate thereof or any other commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000;

(d)    fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)    (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which the Company or any Subsidiary is organized or is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as such sovereign nation is a member of the Organisation for Economic Co-operation and Development (the “OECD”), the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or such sovereign nation is approved by the Administrative Agent for purposes of this clause (e), or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors in the case of clause (b) above have ratings described in such clause or equivalent ratings from comparable foreign rating agencies, and which investments in the case of clauses (c) and (d) are with any office of any commercial bank that is (A) any Agent or Affiliate thereof, (B) organized under the laws of a member of the OECD or a state, province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, or (iii) approved by the Administrative Agent.

(f)    money market funds that (i) are rated AAA by S&P or Aaa by Moody’s and (ii) have portfolio assets of at least $1,000,000,000;

(g)    marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(h)    repurchase obligations with a term of not more than 30 days underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;

(i)    “money market” preferred stock maturing within six months after issuance thereof or municipal bonds in each case issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(j)    tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(k)    shares of any money market mutual fund rated as least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (a) through (g) above;

(l)    in the case of the Company or any Foreign Subsidiary, obligations of a credit quality and maturity comparable to that of the items referred to in causes (a) through (k) above that are available in local market; and

(m)    other investments that qualify as “cash equivalents” as defined in GAAP.

“Permitted Securitization Transaction” means any asset securitization transaction (i) by a Securitization Entity, (ii) which is a sale or other transfer of an interest in accounts or notes receivable, and (iii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the Company or any of its Subsidiaries.

“Permitted Unrestricted Cash” means, as of any time of determination, the unrestricted cash and Permitted Investments of the Company and its Subsidiaries at such time minus $25,000,000; provided, however, that Permitted Unrestricted Cash shall not be less than $0.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Company or an ERISA Affiliate has any actual or contingent liability.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“PTE” has the meaning assigned to such term in Section 8.09(d)(ii).

“Public-Sider” means a Lender or any representative of such Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Qualified Acquisition” means any Additional Acquisition, or the last to occur of a series of Additional Acquisitions consummated within a period of six consecutive months, if the aggregate amount of Indebtedness incurred by one or more of the Company and its Subsidiaries to finance the purchase price of, or other consideration for, or assumed by one or more of them in connection with, such Additional Acquisition is at least $250,000,000.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Bank Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the sum of the Aggregate Commitments. If the Commitments have terminated or expired, Required Lenders shall be determined based upon the Commitments most recently in effect, giving effect to any assignments. The Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Borrower” has the meaning assigned to such term in the preamble hereto.

“Revolving Loan” means a loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or any member state thereof, and/or Her Majesty’s Treasury.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“SEC Documents” means any of the most recent 10-K or 10-Q filed with the SEC by the Company since January 1, 2017 and prior to the date of this Agreement and any 8-K filed since the most recent 10-K or 10-Q above and prior to the date of this Agreement. For the avoidance of doubt, the disclosure in the SEC Documents shall not be deemed to include any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature.

“Securitization Entity” means a Wholly-Owned Subsidiary of the Company that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Company or any Subsidiary of the Company or is recourse to or obligates the Company or any Subsidiary of the Company in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.

“Significant Subsidiary” means any Subsidiary that is a “Significant Subsidiary” as defined in Regulation S-X, part 210.1-02 of Title 17 of the Code of Federal Regulations.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Interest Day” has the meaning specified in the definition of “SONIA Rate”.

“SONIA Rate” means, for any day (an “SONIA Interest Day”), an interest rate per annum equal to (x) SONIA for the day that is 5 Business Days prior to (A) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day plus (b) 0.0326%; provided that if the SONIA Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Company.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Company or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to any Lender or any of its Affiliates under any and all Swap Agreements.

“Swingline Commitment” means, as to any Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans (other than Swingline Foreign Currency Loans) and solely in the case of Swingline Foreign Currency Lenders, Swingline Foreign Currency Loans, in (i) the amount set forth opposite such Swingline Lender’s name on Schedule 2.01(c) hereof or (ii) if such Swingline Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv).

“Swingline Dollar Loan” means a Swingline Loan denominated in Dollars.

“Swingline Exposure” means, at any time, the aggregate Dollar Equivalent principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the Dollar Equivalent of the sum of (a) its Applicable Adjusted Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by a Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Foreign Currency Loan” means a Swingline Loan denominated in a Foreign Currency.

“Swingline Foreign Currency Lender” means each Swingline Lender other than HSBC Bank USA, N.A., Wells Fargo Bank, National Association and any Swingline Lender (other than JPMorgan Chase Bank, N.A. or its applicable Affiliate) that is unable, in its reasonable determination, to make Swingline Foreign Currency Loans.

“Swingline Foreign Currency Sublimit” means $50,000,000.

“Swingline Lender” means each of JPMorgan Chase Bank, N.A., HSBC Bank USA, N.A. and Wells Fargo Bank, National Association and other Lenders as may be agreed in writing among such new Swingline Lender, any existing Swingline Lenders, the Administrative Agent and the Revolving Borrower, in each case, in its capacity as lender of Swingline Loans hereunder, and their respective successors in such capacity. Each Swingline Lender may, in its discretion, arrange for one or more Swingline Loans to be made by Affiliates of such Swingline Lender, in which case the term “Swingline Lender” shall include any such Affiliate with respect to Swingline Loans made by such Affiliate. References herein to the Swingline Lender shall be deemed references to the Swingline Lender that made the relevant Swingline Loan.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means each of Wells Fargo Bank, National Association and HSBC Bank USA, N.A., in its capacity as a syndication agent for the Lenders hereunder.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) the execution, delivery and performance by the Company and the Revolving Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance of the Company and the Revolving Borrower of the New Term Loan Credit Facility, (c) the refinancing of all indebtedness under the Existing Revolving Credit Agreement and the Existing Term Loan Credit Agreement and (d) the payment of fees, commissions and expenses in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate ~~or~~, the Alternate Base Rate or the SONIA Rate.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.19.

“Undisclosed Administration” shall mean the appointment of an administrator, provisional liquidator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or pursuant to the law in the country where such Lender is subject to home jurisdictions suspension, if applicable law requires that such appointment is not publicly disclosed and such appointment does not impact such Lender’s ability to fulfill its obligations under this Agreement.

“Wholly-Owned Subsidiary” means, as to any Person, a subsidiary all of the Equity Interests of which (except (x) directors’ qualifying Equity Interests and (y) nominees’ Equity Interests to the extent required by Section 36 of the Act and to the extent such Equity Interests are held in trust by, subject to voting proxies in favor of and all economic rights thereunder are granted to, such Person) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means (i) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule, (ii) in relation to any other applicable Bail-In Legislation, (x) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers, and (y) any similar or analogous powers under that Bail-In Legislation, and (iii) in relation to any UK Bail-In Legislation (x) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers and (y) any similar or analogous powers under that UK Bail-In Legislation.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”). Terms Generally; Interpretive Provisions,

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)     For purposes of any determination under Article VI, in the event that any transaction or event meets the criteria of more than one of the categories of transactions or events permitted pursuant to any subsection or clause in Article VI, such transaction or event (or portion thereof) at any time shall be permitted under one or more of such subsections or subclauses as determined by the Revolving Borrower in its sole discretion at such time.

SECTION 1.03.    Accounting Terms; GAAP; Pro Forma Treatment. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof); provided that, if the Revolving Borrower notifies the Administrative Agent that the Revolving Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Revolving Borrower that the Required

Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating the Leverage Ratio (and any component definitions thereof), the Interest Coverage Ratio (and any component definitions thereof), Consolidated Total Assets, Consolidated Total Tangible Assets and revenues, any Additional Acquisition or any sale or other disposition outside the ordinary course of business by the Company or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis as determined in good faith by the Company. Until such time as the 2017 Form 10-K is filed with the SEC, any calculation of Consolidated Total Assets or Consolidated Total Tangible Assets will be based upon the information in the Company’s Form 10-Q for the Fiscal Quarter ended September 30, 2017.

SECTION 1.04.    Foreign Currency Calculations.

(a)     For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the date that is two Business Days prior to (or to the extent customary market practice with respect to foreign exchange calculation relating to such currency would require use of a different calculation date, such other period of time on or prior to) the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b)     For purposes of any determination under Section 6.01, 6.02, 6.04 or 6.09 or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.09, the amount of each investment, asset disposition or other applicable transaction denominated in currencies other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Revolving Borrower.

SECTION 1.05.    Redenomination of Certain Foreign Currencies.

(a)     Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)     Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of the Revolving Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.

(c)     Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Revolving Borrower may from time to time agree to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.

SECTION 1.06.    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

ARTICLE II

The Credits

SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the Revolving Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in any of the following:

(i)     such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment;

(ii)      the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments;

(iii)     the Aggregate Revolving Credit Exposure denominated in Foreign Currencies exceeding $500,000,000;

Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.    Loans and Borrowings.

(a)     Each Loan shall be made as part of a Borrowing consisting of Loans of the same currency and Type made by the Lenders, ratably in accordance with their respective Applicable Percentages, on the date such Loans are made hereunder (or, in the case of Swingline Loans, in accordance with Section 2.04). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)     Subject to Section 2.13, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Revolving Borrower may request in accordance herewith ~~and~~, (ii) each Revolving Borrowing denominated in a Foreign Currency other than Sterling shall be comprised entirely of Eurocurrency Loans and (iii) each Revolving Borrowing denominated in Sterling shall be comprised entirely of SONIA Rate Loans. Each Swingline Borrowing denominated in Dollars shall bear interest at the Alternate Base Rate and each Swingline Borrowing denominated in a Foreign Currency shall bear interest at such rate agreed to between the Revolving Borrower and the applicable Swingline Lender.

(c)     Each Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d)     Notwithstanding any other provision of this Agreement, the Revolving Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e)     Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan ~~or~~, Eurocurrency Loan or SONIA Rate Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Revolving Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. Each Lender will promptly notify the Revolving Borrower and the Administrative Agent of any event of which it has actual knowledge occurring after the date hereof which will entitle such Lender to compensation pursuant to Section 2.14 and will designate a different Applicable Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender or contrary to its policies.

SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Revolving Borrower shall notify the Administrative Agent of such request (which request shall be in writing unless otherwise agreed to by the Administrative Agent) (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing ~~or~~, (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing or (c) in the case of an SONIA Rate Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and by means of a written Borrowing Request delivered to the Administrative Agent in a form approved by the Administrative Agent and signed by the Revolving Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)     the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;

(ii)     the aggregate amount of the requested Borrowing (expressed in Dollars or the applicable Foreign Currency);

(iii)     the date of such Borrowing, which shall be a Business Day;

(iv)     in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)     in the case of a Borrowing denominated in a Foreign Currency, whether such Borrowing is to be ~~an ABR~~a Eurocurrency Borrowing or a ~~Eurocurrency~~SONIA Rate Borrowing;

(vi)      ~~(v)~~ in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(vii)      ~~(vi)~~ the location and number of the Revolving Borrower’s account (which shall be an account maintained with the Administrative Agent in accordance with Section 2.06) to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency other than Sterling, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing and if such Revolving Borrowing is denominated in Sterling, such Revolving Borrowing shall be a SONIA Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Revolving Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Swingline Loans.

(a)     Subject to the terms and conditions set forth herein, a Swingline Lender shall make Swingline Loans to the Revolving Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding the Aggregate Swingline Commitment, (ii) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Foreign Currency Loans exceeding the Swingline Foreign Currency Sublimit, (iii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments, (iv) with respect to any Swingline Lender, the sum of (x) the Swingline Exposure of such Swingline Lender (in its capacity as a Swingline Lender and a Lender), (y) the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Lender) and (z) the LC Exposure of such Swingline Lender (in its capacity as a Lender) exceeding its Commitment, (v) the principal amount of all Swingline Loans made by such Swingline Lender outstanding at such time, exceeding such Swingline Lender’s Swingline Commitment of the applicable currency or (vi) the Revolving Credit Exposure of any Lender exceeding its Commitment; provided that the Swingline

Lenders shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Notwithstanding the foregoing, only the Swingline Foreign Currency Lenders shall be required to make Swingline Foreign Currency Loans. Upon the Borrowing of any Loan under Section 2.01, any outstanding Swingline Loans shall be repaid in full. Swingline Loans with respect to a particular currency shall be made ratably (on a several and not joint basis and calculated based on such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all applicable Swingline Lenders of such currency) by each applicable Swingline Lender of such currency. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrower may borrow, prepay and reborrow Swingline Loans. Swingline Dollar Loans shall be ABR Borrowings; provided that the Administrative Agent may request that a Swingline Loan be maintained as a Eurocurrency Borrowing.

(b)     To request a Swingline Borrowing:

(i)     in the case of a Swingline Dollar Loan to the Revolving Borrower, the Revolving Borrower shall notify the Administrative Agent of such request (which request shall be in writing or by telephone confirmed promptly by means of a written Borrowing Request delivered to the Administrative Agent in a form approved by the Administrative Agent and signed by the Revolving Borrower (it being agreed no obligation to fund any Swingline Loan shall arise until the later of (x) the required funding time set forth herein and (y) 30 minutes after receipt of such written Borrowing Request), unless otherwise agreed to by the Administrative Agent), not later than 2:30 p.m. (or such other time agreed to by the Revolving Borrower and the applicable Swingline Lender), New York City time, on the day of such proposed Swingline Loan, and

(ii)     in the case of a Swingline Foreign Currency Loan, the Revolving Borrower shall notify the Administrative Agent of such request (which request shall be in writing or by telephone confirmed promptly by means of a written Borrowing Request delivered to the Administrative Agent in a form approved by the Administrative Agent and signed by the Revolving Borrower (it being agreed no obligation to fund any Swingline Foreign Currency Loan shall arise until the later of (x) the required funding time set forth herein and (y) 30 minutes after receipt of such written Borrowing Request), unless otherwise agreed to by the Administrative Agent), not later than 10:00 a.m. (or such other time agreed to by the Revolving Borrower and such Swingline Foreign Currency Lender), Local Time, on the day of such proposed Swingline Foreign Currency Loan.

Each such notice shall be irrevocable and shall specify (A) the requested date (which shall be a Business Day), (B) whether such Swingline Loan is to be a Swingline Dollar Loan or a Swingline Foreign Currency Loan, (C) the amount of the requested Swingline Borrowing, and (D) in the case of a Swingline Borrowing denominated in a Foreign Currency, the Interest Period requested to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term “Interest Period”. The Administrative Agent shall promptly advise the applicable Swingline Lender or the Affiliate designated by the applicable Swingline Lender for such Swingline Borrowing of any such notice received. In the case of Swingline Foreign Currency Loans, the applicable Swingline Foreign Currency Lenders and the Revolving Borrower shall agree upon the interest rate applicable to such Swingline Foreign Currency Loan, provided that if such agreement cannot be reached prior to 10:00 a.m., Local Time, or such other time agreed to by the applicable Swingline Foreign Currency Lender and the Revolving Borrower, then such Swingline Foreign Currency Loan shall not be made. In addition to any other requirements for obtaining a Swingline Foreign Currency Loan, the Revolving Borrower shall comply with all applicable legal and regulatory requirements.

Any funding of a Swingline Loan by a Swingline Lender shall be made on the proposed date thereof by 3:30 p.m., Local Time, to the account of the Administrative Agent. The Administrative Agent will make such Swingline Loan available to the Revolving Borrower by promptly crediting the amounts so received, in like funds, to the account of the Revolving Borrower with the Administrative Agent (or, in the case of a Swingline Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank). The Administrative Agent shall determine the procedures to be followed by the Swingline Foreign Currency Lenders to ensure that the Dollar Equivalent of the aggregate principal amount of the Swingline Foreign Currency Loans does not exceed the amount permitted by Section 2.04(a) at the time any Swingline Foreign Currency Loan is made and to ensure that the amount of Advances made does not exceed the amounts permitted by Section 2.01(a), and each Swingline Foreign Currency Lender and the other parties hereto agrees to abide by such procedures. If the Swingline Loans at any time exceed any of the amounts permitted by Section 2.01(a) or 2.04(a), the Revolving Borrower shall promptly prepay the relevant Swingline Loans by the amount of such excess.

(c)     No Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d)     Each Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., New York City time (or 11:00 a.m. London time in the case of any Swingline Foreign Currency Loan), on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate, and such Swingline Loans, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest at the Alternate Base Rate plus the Applicable Margin. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Adjusted Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Adjusted Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Revolving Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Revolving Borrower (or other party on behalf of the Revolving Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Revolving Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Revolving Borrower of any default in the payment thereof and the Revolving Borrower shall reimburse each Lender for any amounts that may be due under Section 2.14, 2.16. 2.19 or any other term of this Agreement.

(e)     Any Swingline Lender may be replaced at any time by written agreement among the Revolving Borrower, the Administrative Agent, such Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Revolving Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.12(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f)     Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Revolving Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(e) above.

SECTION 2.05.    Letters of Credit.

(a) General.     Subject to the terms and conditions set forth herein, the Revolving Borrower may request the issuance of Letters of Credit denominated in Dollars or any Foreign Currency for its own account or the account of the Company or any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Revolving Borrower to, or entered into by the Revolving Borrower, the Company or a Subsidiary with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Closing Date, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the Closing Date and shall for all purposes hereof be treated as a Letter of Credit under this Agreement. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit (a) the proceeds of which would be used in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to Letters of Credit generally or (b) the issuance of which would conflict with any applicable laws.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Revolving Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of

Credit, the name and address of the account party thereof (which shall be the Revolving Borrower, the Company or a Subsidiary, and if the Company or a Subsidiary then the Revolving Borrower and the Company or such Subsidiary shall be jointly and severally liable with respect to all Obligations relating to such Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Revolving Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Company or the Subsidiaries inures to the benefit of the Revolving Borrower, and that the Revolving Borrower’s business derives substantial benefits from the businesses of the Company and such Subsidiaries. In addition, if requested by the Issuing Bank, as a condition to any such Letter of Credit issuance, the Revolving Borrower (and the Company or applicable Subsidiary if such Letter of Credit is to be issued for the account of the Company or a Subsidiary) shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of Letters of Credit and/or shall submit a Letter of Credit application, in each case on the Issuing Bank’s standard form (each, a “Letter of Credit Agreement”), in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Revolving Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the aggregate LC Commitment, (ii) the aggregate undrawn amount of all outstanding Letters of Credit issued by the applicable Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made such Issuing Bank that have not yet been reimbursed by or on behalf of the Revolving Borrower at such time shall not exceed such Issuing Bank’s LC Commitment Sublimit, (iii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Commitments and (iv) the Revolving Credit Exposure of any Lender shall not exceed its Commitment.

(c)     Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (provided that any Letter of Credit may provide for additional one year renewals (which shall in no event extend beyond the date referred to in (ii) below) thereof subject to the approval of the Administrative Agent prior to the time of such renewal) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Adjusted Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Adjusted Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Revolving Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Revolving Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Revolving Borrower and the Company or any applicable Subsidiary (if such Letter of Credit was issued for the account of the Company or a Subsidiary) shall jointly and severally reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Revolving Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. Local Time, on such date, or, if such notice has not been received by the Revolving Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Revolving Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Revolving Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Revolving Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Revolving Borrower’s and as applicable the Company’s or Subsidiary’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Revolving Borrower and as applicable the Company or a Subsidiary fail to make such payment when due, such amount, if denominated in Foreign Currency shall be converted to Dollars and shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Revolving Borrowings and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Revolving Borrower and as applicable the Company or a Subsidiary in respect thereof and such Lender’s Applicable Adjusted Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Adjusted Percentage of the payment then due from the Revolving Borrower and as applicable the Company or a Subsidiary, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Revolving Borrower or as applicable the Company or a Subsidiary pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Revolving Borrower and as applicable the Company or a Subsidiary of their obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute. The Revolving Borrower’s and as applicable the Company’s or a Subsidiary’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Revolving Borrower’s or as applicable the Company’s or a Subsidiary’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Revolving Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Revolving Borrower and as applicable the Company or a Subsidiary to the extent permitted by applicable law) suffered by the Revolving Borrower and as applicable the Company or a Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)     Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Revolving Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Revolving Borrower and as applicable the Company or a Subsidiary of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)     Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Revolving Borrower or as applicable the Company or a Subsidiary shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Revolving Borrower or as applicable the Company or a Subsidiary reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Revolving Borrower or as applicable the Company or a Subsidiary fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)     Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Revolving Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Revolving Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(d). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Revolving Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with this Section 2.05(i).

(j)     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Revolving Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Revolving Borrower and as applicable the Company or a Subsidiary (with respect to any Letters of Credit issued for its account only, jointly and severally with the Revolving Borrower) shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Revolving Borrower or as applicable the Company or a Subsidiary with respect to any Letters of Credit issued for its account described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Revolving Borrower and as applicable the Company or a Subsidiary under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Revolving Borrower’s and as applicable the Company’s or a Subsidiary’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Revolving Borrower and as applicable the Company or a Subsidiary for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Revolving Borrower under this Agreement. If the Revolving Borrower and as applicable the Company or a Subsidiary is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Revolving Borrower or as applicable the Company or a Subsidiary within three Business Days after all Events of Default have been cured or waived.

(k)     Additional Issuing Banks. From time to time, the Administrative Agent may designate other Lenders (in addition to those set forth in the definition of Issuing Bank) that agree (in their sole discretion) to act in such capacity and are satisfactory to the Administrative Agent and the Revolving Borrower as Issuing Banks. Each such additional Issuing Bank shall execute such agreements requested by the Administrative Agent and shall thereafter be an Issuing Bank hereunder for all purposes, provided that any such additional Issuing Bank shall only issue such Letters of Credit as approved by the Administrative Agent (it being understood such additional agreement may amend Schedule 2.01(b) without the consent of any Lenders in order to reflect the LC Commitment of such additional Issuing Bank).

(l)     Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week and the first Business Day of each Fiscal Quarter, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week or the preceding Fiscal Quarter, as applicable, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06.    Funding of Borrowings.

(a)     Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Revolving Borrower by promptly crediting the amounts so received, in like funds, to an account of the Revolving Borrower maintained with the Administrative Agent (i) in such location determined by the Administrative Agent, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in a Foreign Currency and designated by the Revolving Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Dollar Loans made to finance the reimbursement of a LC Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Revolving Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Revolving Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Revolving Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Revolving Borrower, the interest rate applicable to ABR Loans, or in the case of each of clauses (i) and (ii) with respect to Borrowings denominated in a Foreign Currency, a rate determined in a customary manner in good faith by the Administrative Agent representing the cost to the Administrative Agent of funding such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.    Interest Elections.

(a)     Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (it being understood all Borrowings in a Foreign Currency other than Sterling shall be Eurocurrency Borrowings and all Borrowings in Sterling shall be SONIA Rate Borrowings) and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Revolving Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Revolving Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Foreign Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b)     To make an election pursuant to this Section, the Revolving Borrower shall notify the Administrative Agent of such election (which election shall be in writing unless otherwise agreed to by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Revolving Borrower were requesting a Borrowing of the Type and denominated in the Foreign Currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and by means of a written Interest Election Request delivered to the Administrative Agent in a form approved by the Administrative Agent and signed by the Revolving Borrower.

(c)     Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be an ABR Borrowing ~~or~~, a Eurocurrency Borrowing or a SONIA Rate Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in a Foreign Currency other than Sterling which shall be a SONIA Rate Borrowing; and

(iv)     if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request does not specify the Type of the resulting Borrowing and the resulting Borrowing is to be denominated in Dollars, then the resulting Borrowing shall be an ABR Borrowing. If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Revolving Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     If the Revolving Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing on or prior to the third Business Day prior to the end of the

Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Revolving Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency will, at the expiration of the then current Interest Period, be automatically continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.08.    Termination and Reduction/Increases of Commitments.

(a)     Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)     The Revolving Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $10,000,000 and (ii) the Revolving Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, any circumstance set forth in clauses (i) through (iii) of Section 2.01 would occur.

(c)     The Revolving Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Revolving Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Revolving Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Revolving Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under this Section 2.08 shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)     Subject to the conditions set forth below, the Revolving Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Revolving Borrower) prior written notice to the Administrative Agent, increase the Aggregate Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and each Issuing Bank, which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (thus increasing the Aggregate Commitments); provided that:

(i)     the amount of each such increase in the Aggregate Commitments shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Revolving Borrower), and shall not cause the sum of (x) the aggregate increases in the Commitments under this Section 2.08(d) plus (y) the outstanding amount of all new term loans made under Section 2.06(b) of the New Term Loan Credit Facility (or, if applicable the analogous provisions of the Existing Term Loan Credit Agreement or the equivalent term in any successor facility thereto) to exceed $500,000,000;

(ii)     the Revolving Borrower and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Revolving Borrower;

(iii)     no existing Lender shall be obligated in any way to increase any of its Commitments unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;

(iv)     the interest rates paid with respect to the increased Revolving Loan Commitment shall be identical to those payable with respect to the existing Revolving Loan Commitment;

(v)     the initial Loans made under any such new or increased Commitments shall be made pursuant to funding procedures then agreed to by the Revolving Borrower and the Administrative Agent;

(vi)     the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request; and

(vii)     a new Lender may not be the Company, the Revolving Borrower or any Affiliate or Subsidiary of the Company or any other Ineligible Institution.

Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.08 have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the Revolving Borrower and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan and Letter of Credit such that, after giving effect thereto, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Revolving Borrower shall make any payments under Section 2.15 resulting from such assignments.

(e)     The provisions of Section 2.08(d) shall supersede any provisions in Section 2.17 or 9.02 to the contrary (including, for the avoidance of doubt, provisions thereof relating to amendments to Section 9.02, Section 2.10, Section 2.17, and the definition of “Required Lenders”).

SECTION 2.09.    Repayment of Loans; Evidence of Debt.

(a)     The Revolving Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date 30 days after such Swingline Loan is made or such other date agreed to between the Revolving Borrower and the Swingline Lender.

(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Revolving Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, currency and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Revolving Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Revolving Borrower to repay the Loans in accordance with the terms of this Agreement and, provided further that in the event of any conflict between the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section and the entries in the Register maintained pursuant to Section 9.04(b)(iv), the entries in the Register shall control.

(e)     Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Revolving Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form of Exhibit B hereto or such other form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.10.    Prepayment of Loans.

(a)     The Revolving Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)     The Revolving Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) (which notice shall be in writing unless otherwise agreed to by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving

Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment, ~~or~~ (iii) in the case of prepayment of any Swingline Loan, not later than 11:00 a.m., Local time, on the date of prepayment, or such other time agreed to by the Revolving Borrower and the Swingline Lender or (iv) in the case of prepayment of any SONIA Rate Loan, not later than 11:00 a.m., New York City time, 5 Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c)     In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds (i) 105% of the Aggregate Commitments solely as a result of currency fluctuations or (ii) the Aggregate Commitments (other than as a result of currency fluctuations), the Revolving Borrower shall prepay Revolving Borrowings or cash collateralize LC Exposure in an aggregate principal amount sufficient to cause the Aggregate Revolving Credit Exposure to be less than or equal to the Aggregate Commitments.

SECTION 2.11.    Additional Interest and Fees.

(a)     The Revolving Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment interest (the “Commitment Interest”), which shall accrue at the Applicable Margin on the average daily unused portion of the Commitments during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that solely for the purposes of calculating the Commitment Interest, Swingline Loans shall not be deemed to be a utilization of the Commitments. Accrued Commitment Interest shall be payable in arrears on the last Business Day of each March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Commitment Interest accruing after the date on which the Commitments terminate shall be payable on demand. All Commitment Interest shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)     [Reserved].

(c)     The Revolving Borrower agrees to pay to the Administrative Agent for the account of each applicable Lender, upfront fees equal to a percentage disclosed in writing to such Lender by the Company and the Administrative Agent on or prior to the Closing Date of the aggregate principal amount of such Lender’s Commitment on the Closing Date.

(d)     The Revolving Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Revolving Borrower and the Issuing Bank (but which shall not exceed 0.125%) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last Business Day of each such month, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)    The Revolving Borrower agrees to pay to the Lead Arrangers, the Administrative Agent and the Syndication Agent fees payable in the amounts and at the times separately agreed upon by them.

(f)    All additional interest and fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Interest, upfront fees in clause (c) above and participation fees, to the Lenders. Such additional interest and fees paid shall not be refundable under any circumstances.

SECTION 2.12.    Interest.

(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin and the Loans comprising each SONIA Rate Borrowing shall bear interest at the SONIA Rate plus the Applicable Margin.

(c)    Each Swingline Foreign Currency Loan shall bear interest as determined in Section 2.04.

(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Revolving Borrower hereunder is not paid when due (after the expiration of any applicable grace or cure period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis, and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.    Alternate Rate of Interest.

(a)    If (x) prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency or (y) at any time with respect to a SONIA Rate Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the ~~LIBO~~SONIA Rate, as applicable (including because the Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the ~~LIBO~~SONIA Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, converting to, continuing or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Revolving Borrower and the Lenders by telephone or telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Revolving Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in Dollars to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, (ii) any outstanding Eurocurrency Borrowing denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to an ABR Borrowing ~~and~~ , (iii) any Borrowing Request or Interest Election Request that requests a Eurocurrency Borrowing or SONIA Rate Borrowing (or conversion or continuation thereto) denominated in a Foreign Currency, shall be ineffective and such Borrowing shall be made or maintained, as applicable, at a rate determined in a customary manner in good faith by the Administrative Agent and (iv) any outstanding SONIA Rate Borrowing shall be (1) converted on such day to an ABR Borrowing in Dollars in the Dollar Equivalent of the amount of such outstanding SONIA Rate Borrowing or (2) be prepaid in full immediately.

(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or the SONIA Administrator has made a public statement identifying a specific date after which the Screen Rate or the SONIA Rate, as applicable shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Revolving Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate or the SONIA Rate, as applicable that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.13(b), only to the extent the Screen Rate for the applicable currency and such Interest Period or the SONIA Rate, as applicable, is not available or published at such time on a current basis ), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing or SONIA Rate Borrowing, as applicable, shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Revolving or SONIA Rate Borrowing, as applicable Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.14.    Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, compulsory loan, liquidity insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Advance made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes) or that are franchise Taxes or branch profits Taxes and (C) Taxes described in clauses (b)-(d) of the definition of Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make, continue, convert or maintain any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Revolving Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital, liquidity or insurance requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital, liquidity or insurance requirements adequacy), then from time to time the Revolving Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Revolving Borrower and shall be conclusive absent manifest error. The Revolving Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Revolving Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Revolving Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Revolving Borrower pursuant to Section 2.18, then, in any such event, the Revolving Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of the applicable currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Revolving Borrower and shall be conclusive absent manifest error. The Revolving Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

In the event of (a) the payment of any principal of any SONIA Rate Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any SONIA Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any SONIA Rate Loan other than on the last Interest Payment Date applicable thereto as a result of a request by the Revolving Borrower pursuant to Section 2.18, then, in any such event, the Revolving Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Revolving Borrower and shall be conclusive absent manifest error. The Revolving Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof

SECTION 2.16.    Withholding of Taxes; Gross-Up.

(a)    Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by applicable law. If such withholding is required by applicable law (as determined in the good faith discretion of the applicable Withholding Agent), then the applicable Withholding Agent shall so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that, after such withholding has been made (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)    Payment of Other Taxes by the Revolving Borrower. The Revolving Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 10 days after the applicable Recipient delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.

Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(e).

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Revolving Borrower and the Administrative Agent, at the time or times reasonably requested by the Revolving Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Revolving Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Revolving Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Revolving Borrower or the Administrative Agent as will enable the Revolving Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements, or in order to enable the Revolving Borrower to comply with the provisions of Sections 891A, 891E, 891F and 891G of the (Irish) Taxes Consolidation Act, 1977. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (C) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Revolving Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Revolving Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)    Without limiting the generality of the foregoing any Lender with respect to the Revolving Borrower shall, (except in the case of (A) below, only if it is legally eligible to do so), deliver to the Revolving Borrower and the Administrative Agent (in such number of copies reasonably requested by the Revolving Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    in the case of a Non-U.S. Lender, executed originals of IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (together with any underlying attachments), as applicable;

(C)    in the case of a Lender that is not resident in Ireland, if required to obtain an exemption from Irish withholding Tax, authorization issued by the Irish Revenue Commissioners permitting payment without deduction of withholding Tax;

(D)    (x) any other form (together with any applicable supplementary documentation) prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax or, as the case may be, Irish withholding Tax, together with such supplementary documentation necessary to enable the Revolving Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld and/or (y) in the case of Irish withholding Tax, confirmation that the applicable Lender satisfies one or more of the exemptions from Irish withholding tax prescribed in Section 246(3) of the (Irish) Taxes Consolidation Act, 1997; or

(E)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Revolving Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Revolving Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Revolving Borrower or the Administrative Agent as may be necessary for the Revolving Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(i)    Issuing Bank. For purposes of Section 2.16(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    Unless otherwise specified, the Revolving Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or 2.19, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Revolving Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16, 2.19 and 9.03 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) fees, principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent from the Revolving Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from the Revolving Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Revolving Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Revolving Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Revolving Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Revolving Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Revolving Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Revolving Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Revolving Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Revolving Borrower will not make such payment, the Administrative Agent may assume that the Revolving Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Revolving Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate (or in the case of amounts not denominated in Dollars, the Administrative Agent’s applicable cost of funds) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.14, or if the Revolving Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Revolving Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.14, or if the Revolving Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder or is otherwise a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all or all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Revolving Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Revolving Borrower shall have received the prior written consent of the Administrative Agent, the Swingline lender and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Revolving Borrower (in the case of all other amounts) ; (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment and delegation resulting from any Lender becoming a Non-Extending Lender pursuant to Section 2.21, the assignee shall be an Additional Commitment Lender and, upon the effectiveness of any such assignment and delegation, such assignee shall be deemed to have consented to the extension of the Maturity Date requested in the relevant Extension Request (and, if such assignment and delegation shall become effective after the relevant Extension Date, the Maturity Date with respect to such Additional Commitment Lender (insofar as relating to the interests, rights and obligations under this Agreement and the related Loan Documents so assigned and delegated) shall automatically extend to the date specified in the relevant Extension Request). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Revolving Borrower to require such assignment and delegation cease to apply.

SECTION 2.19.    Additional Reserve Costs.

(a)    For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans or Swingline Foreign Currency Loans, such Lender shall be entitled to require the Revolving Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Cost Rate calculated in accordance with the formula and in the manner set forth in Exhibit C hereto.

(b)    For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Cost Rate) in respect of any of such Lender’s Eurocurrency Loans and Swingline Foreign Currency Loans, such Lender shall be entitled to require the Revolving Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c)     Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Revolving Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Revolving Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    Commitment Interest pursuant to Section 2.11(a) shall cease to accrue on the unutilized portion of the applicable Commitment of such Defaulting Lender;

(b)    the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) no non-Defaulting Lender’s Revolving Credit Exposures plus such non-Defaulting Lender’s Applicable Adjusted Percentage of such Defaulting Lender’s Swingline Exposure and LC Exposure exceeds such non-Defaulting Lender’s Commitment provided, that subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Revolving Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Revolving Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)    if the Revolving Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Revolving Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(d) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(d) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(d) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)    so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Revolving Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

(e)    In the event that the Administrative Agent, the Revolving Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will cease to be a Defaulting Lender; provided, however, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of the Revolving Borrower or any other party hereunder arising from such Lender’s having been a Defaulting Lender, and the Revolving Borrower and such other party shall retain and reserve any such claim, and (ii) the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.    Extension of Maturity Date.

(a)     Request for Extension. The Revolving Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to each anniversary of the Closing Date request (an “Extension Request”) that each Lender extend such Lender’s Maturity Date (the “Applicable Maturity Date”) to the date that is one year after the Applicable Maturity Date then in effect for such Lender (the “Existing Maturity Date”)

(the date of effectiveness of such extension, if granted pursuant to and in accordance with this Section 2.21, the “Extension Date”); provided that (a) each Lender shall be offered an opportunity to participate in such extension on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and (b) only two Extension Requests may be requested hereunder.

(b)     Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days after the date on which the Administrative Agent received the Revolving Borrower’s Extension Request (or such later date as shall be acceptable to the Administrative Agent) (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each applicable Lender that determines to so extend its Applicable Maturity Date, an “Extending Lender”). Each Lender that determines not to so extend its Applicable Maturity Date (a “Non-Extending Lender”), shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not advise the Administrative Agent of any election on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that, notwithstanding anything herein to the contrary, no Lender shall have any obligation whatsoever to agree to any request made by the Revolving Borrower for extension of the Applicable Maturity Date.

(c)     Notification by Administrative Agent. The Administrative Agent shall notify the Revolving Borrower of each applicable Lender’s determination under this Section no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)     Additional Commitment Lenders. The Revolving Borrower shall have the right, but shall not be obligated, on or before the Applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as a “Lender” under this Agreement in place thereof, one or more banks, financial institutions or other entities (each an “Additional Commitment Lender”) approved by the Administrative Agent in accordance with the procedures provided in Section 2.18(b), each of which applicable Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 9.04, with the Company or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the Applicable Maturity Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Company (which notice shall set forth such Lender’s new Applicable Maturity Date), to become an Extending Lender. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Company but without the consent of any other Lenders.

(e)     Conditions to Effectiveness of Extension. Notwithstanding the foregoing, if (and only if) the total of the Commitments of the Lenders that have agreed in connection with any Extension Request to extend the Applicable Maturity Date plus (if applicable) the Commitments of the Additional Commitment Lender(s) that shall have replaced any Non-Extending Lender as contemplated by paragraph (d) above shall, in the aggregate, be at least 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension

Date, the Applicable Maturity Date, but only with respect to each Lender that has agreed to so extend its Commitment and (if applicable) each Additional Commitment Lender that has replaced a Non-Extending Lender (and to Commitments and Loans of each such Lender and Additional Commitment Lender), shall be extended to the date that is one year after the then Applicable Maturity Date; provided that the extension of the Applicable Maturity Date, and the occurrence of the Extension Date, shall not be effective with respect to any Extending Lender unless as of the Extension Date:

(i)    no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii)    the representations and warranties of the Revolving Borrower set forth in this Agreement are true and correct in all material respects (or in all respects if such representation is qualified by materiality or Material Adverse Effect) on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii)    the Administrative Agent shall have received a certificate from the Revolving Borrower signed by a Financial Officer of the Company (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions, if any are otherwise required, adopted by the Company and the Revolving Borrower approving or consenting to such extension.

(f)     Maturity Date for Non-Extending Lenders. Notwithstanding anything herein to the contrary, on each Existing Maturity Date applicable to such Lender, (i) to the extent of the Commitments and Loans not assigned to the Additional Commitment Lenders, the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Company shall repay such Non-Extending Lenders in accordance with Section 2.09 (and shall pay to such Non-Extending Lenders all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Loans outstanding on such date (and pay any additional amounts pursuant to Section 2.15) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages and Applicable Adjusted Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the applicable Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(g)     Letters of Credit; Swingline Loans. Notwithstanding anything herein to the contrary, the “Availability Period” and the “Maturity Date” (without taking into consideration any extension pursuant to this Section 2.21), as such terms are used in reference to any Issuing Lender or any Letters of Credit issued by such Issuing Lender or any Swingline Lender or any Swingline Loan made by such Swingline Lender, may not be extended without the prior written consent of such Issuing Lender and such Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Lender or Swingline Lender shall not have consented to any such extension, (i) such Issuing Lender or Swingline Lender, as applicable, shall continue to have all the rights and obligations of an Issuing Lender or a Swingline Lender, as applicable, hereunder through the existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to make any Swingline Loans or to issue, amend, extend or renew any Letter of Credit (but shall, in each case, continue to be entitled to the benefits of Sections 2.04, 2.05, 2.12, 2.14, 9.03 and 9.09, as applicable, as to Letters of Credit or Swingline Loans issued or made prior to such time), and (ii) the Revolving Borrower (and the Company or any Subsidiary that is a beneficiary under any Letter of Credit) shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Lender and the Swingline Exposure attributable to Swingline Loans made by such Swingline Lender to be zero no later than the day on which such LC Exposure or Swingline Exposure, as applicable, would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to any effectiveness of the extension of any Applicable Maturity Date pursuant to this Section (and, in any event, no later than such existing Maturity Date)).

(h)     Conflicting Provisions. This Section shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, the Revolving Borrower and the Company represent and warrant to each Lender and the Administrative Agent, that the following statements are true, correct and complete:

SECTION 3.01.    Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.    Authorization; Enforceability. The execution and delivery of the Loan Documents to which they are party, and the performance of the obligations thereunder, are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate, stockholder, shareholder and other action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.    Governmental Approvals; No Conflicts. The execution and delivery of the Loan Documents, and the performance of the obligations thereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (or are to be made within any applicable grace period), (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or , other than with respect to the Omega Surviving Debt, give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except to the extent such violation or default or Lien, could not, in the case of subparts (c) or (d) reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.    Financial Condition; No Material Adverse Change.

(a)     The Company has, prior to the Closing Date, furnished to the Lenders the Company’s (i) consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year of the Company ended December 31, 2016 and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for each subsequent Fiscal Quarter of the Company ending on April 1, 2017, July 1, 2017 and September 30, 2017. To the Company and the Revolving Borrower’s knowledge, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)     Other than as set forth in the SEC Documents, since December 31, 2016, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05.    Properties.

(a)     Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where such failure to have good title or valid leasehold interests could not reasonably be expected to result in a Material Adverse Effect. None of the assets of the Company or any of its Subsidiaries is subject to any Lien other than Liens permitted under Section 6.02.

(b)     Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.    Litigation and Environmental Matters.

(a)     There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company and the Revolving Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters and as set forth in the SEC Documents) or (ii) that involve this Agreement.

(b)     Except as set forth in the SEC Documents and the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.    Compliance with Laws and Agreements. Except as set forth in the SEC Documents and the Disclosed Matters, each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable anti-money laundering laws and Sanctions. Neither the Company nor any of its Subsidiaries, or, to the Company’s best knowledge, any of its directors, officers, or employees, is in violation in any material respect of any applicable law, relating to anti-money laundering, anti-corruption (including the FCPA and the United Kingdom Bribery Act of 2010) (“Anti-Corruption Laws”) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the USA PATRIOT Act; the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2001, the United Kingdom Terrorism (United Nations Measures) Order of 2006, the United Kingdom Terrorism (United Nations Measures) Order of 2009 and the United Kingdom Terrorist Asset-Freezing Act of 2010). None of the Company, any of its Subsidiaries, nor to the knowledge of the Company and the Revolving Borrower, any of their respective officers, directors, or employees (a) have violated in any material respect, within the 5 year period prior to the date of this Agreement, or are in violation of any applicable law that relates to Sanctions, or (b) is an Embargoed Person. None of the proceeds from the Loans or Letters of Credit shall be used in any manner that directly or, to the knowledge of the Company or any of its Subsidiaries, indirectly, violates Anti-Corruption Laws and neither the Company nor any of its Subsidiaries shall use the proceeds from the Loans or Letters of Credit directly, or to the knowledge of the Company or any of the Subsidiaries, indirectly, or lent, contributed or otherwise made available to any Person (a) to fund any activities or business of or with any Person, or in any country or territory, that at the time of such funding, is an Embargoed Person or Sanctioned Country, to the extent that such transactions would be prohibited for a Person to comply with Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the credit facility hereunder).

SECTION 3.08.    Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.    Taxes. Except as set forth in the SEC Documents and in the Disclosed Matters, each of the Company and its Subsidiaries has timely (after taking into account all available extensions) filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.    ERISA. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and/or Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each of the Company, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of the Company, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse

Effect. Each of the Company and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11.    Disclosure. The Revolving Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions known to the Revolving Borrower to which the Company or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the financial statements, certificates nor other reports or information furnished by or on behalf of the Revolving Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Company and the Revolving Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.    Use of Advances. The Revolving Borrower will use the proceeds of the Advances to finance the Transactions and working capital and other general corporate purposes. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Advance will be used in any manner that is in violation of any applicable law or regulation (including Regulations U or X of the Board). After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets of the Company and its Subsidiaries on a consolidated basis that are subject to any provisions of this Agreement that may cause the Advance to be deemed secured, directly or indirectly, by Margin Stock.

SECTION 3.13.    Solvency. As of the Closing Date, the Company and its Subsidiaries, on a consolidated basis (after giving effect to the Transactions), (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair saleable value that are greater than the amount that will be required to pay the total amount of their debts and other liabilities, contingent, subordinated or otherwise, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof.

SECTION 3.14.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.    Closing Date. This Agreement shall become effective and the obligation of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    The Administrative Agent (or its counsel) shall have received from each Lender and Loan Party that is party hereto either (i) a counterpart of each Loan Document to which it is a party signed on behalf of such party (including the Guaranty executed by the Company) or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of each such Loan Document.

(b)    The Administrative Agent shall have received the following favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of counsel covering such matters relating to the parties hereto or this Agreement as the Administrative Agent may reasonably request:

(i)    an opinion of A&L Goodbody Solicitor, Irish counsel to the Loan Parties; and

(ii)    an opinion of Fried, Frank, Harris, Shriver & Jacobson LLP New York counsel to the Loan Parties.

(c)    a certificate (signed by a director or the company secretary) of each of the Loan Parties (each an “Irish Certificate Provider”) attaching and certifying as true and correct, (a) the certificates of incorporation, (b) memorandum and articles of association and (c) board resolutions approving the entry into this Agreement and the other Transactions and ancillary documentation and authorizing their execution by persons specified in such resolution and certifying that (w) that borrowing or guaranteeing the Commitments will not cause any borrowing, guarantee or similar limits binding on such Irish Certificate Provider to be exceeded, (x) certifying that for the purpose or use for which the finance, which is the subject matter of the Loan Documents to which the Irish Certificate Provider is a party, is being used does not include a purpose or use which is prohibited by Section 82 of the Act or which would result in any Loan Document to which the Irish Certificate Provider is a party (including without limitation any guarantees and indemnities thereby created) contravening Section 82 of the Act, (y) certifying that this Agreement does not constitute loans or quasi-loans or credit transactions entered into by the Irish Certificate Provider to or for the benefit of any of the directors of the Company or of the Company’s holding company (or any person connected to such persons) which are prohibited by Section 239 of the Act because the provisions of Section 243 apply, (d) a specimen of the signature of each person authorized by the resolution referred to in paragraph (c) above.

(d)    As of the Closing Date (i) no Default as of the Closing Date has occurred and is continuing and (ii) the representations and warranties set forth in the Loan Documents are true and correct in all material respects on and as of the Closing Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties set forth in the Loan Documents shall have been true and correct in all material respects as of such earlier date), and the Administrative Agent shall have received a certificate, dated the Closing Date and signed by a senior officer of the Company and the Revolving Borrower, certifying to such effect.

(e)    All fees, interest and other amounts due and payable on or prior to the Closing Date by the Loan Parties to the Lead Arrangers and the Lenders under the Loan Documents and under any fee letters among any such parties shall be paid, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder on the Closing Date.

(f)    The Administrative Agent shall have received, at least 2 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Company and its Subsidiaries.

(g)    Substantially contemporaneously herewith on the Closing Date, (a) the Existing Revolving Credit Agreement and the Existing Term Loan Credit Agreement shall be terminated in full and any amounts outstanding thereunder shall be repaid in full and (b) the Company and the Revolving Borrower shall have entered into the New Term Loan Credit Agreement and borrowed up to €350,000,000 thereunder.

(h)    The Administrative Agent shall have received a duly executed solvency certificate (with respect to the Company and its Subsidiaries) from the chief financial officer of the Company substantially in the form attached hereto as Exhibit G.

(i)    To the extent any Loans are being made on the Closing Date, the Administrative Agent shall have received a notice of borrowing in accordance with Section 2.03.

The Administrative Agent shall notify the Revolving Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than solely to the extent constituting a continuation of any Borrowing as a Eurocurrency Borrowing), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (in each case other than on the Closing Date, which applicable conditions are set forth in Section 4.01), is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents to which they are party (other than the representations and warranties set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)    The Administrative Agent shall have received a notice of borrowing in accordance with Section 2.03.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Revolving Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Revolving Borrower and the Company covenant and agree with the Lenders that:

SECTION 5.01.    Financial Statements; Ratings Change and Other Information. At any time after the Closing Date, the Company and the Revolving Borrower will furnish to the Administrative Agent:

(a)    within 100 days (or such earlier date as the Company may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC giving effect to any extension thereunder) after the end of each Fiscal Year of the Company ending after the Closing Date, its audited consolidated balance sheet and related statements of operations, comprehensive income, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, if any, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a “going concern” qualification pertaining to the maturity of the Loans, the Commitments, the loans under the New Term Loan Credit Facility, the Existing Notes or the Omega Surviving Debt, in each case occurring within 12 months of the relevant audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as may be indicated in the notes thereto);

(b)    within 55 days (or such earlier date as the Company may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC giving effect to any extension thereunder) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, beginning with the first Fiscal Quarter ending after the Closing Date, its consolidated balance sheet and related statements of operations, comprehensive income, shareholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, if any, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with, or within five Business Days after, any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)    promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt or its cessation of, or its intent to cease, rating the Index Debt, written notice of such rating change, cessation or intent to cease, as applicable; and

(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual reports containing such information, shall be available on the web site of the SEC at http://www.sec.gov or on the Company’s web site at http://www.perrigo.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.    Notices of Material Events. The Company and the Revolving Borrower will furnish to the Administrative Agent prompt (upon receiving knowledge thereof) written notice of the following:

(a) the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or apply to any Subsidiary that is not a Significant Subsidiary.

SECTION 5.04.    Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could be reasonably expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.    Maintenance of Properties; Insurance; Accounts. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except for disposition of assets permitted under this Agreement), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.`

SECTION 5.06.    Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Company will take all action required by the Administrative Agent to permit the Administrative Agent and the Lenders to rely on its annual audit. Except as specified in the definitions of Fiscal Quarters and Fiscal Year, the Company will not change its Fiscal Quarters or Fiscal Year.

SECTION 5.07.    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including by instituting and maintaining policies and procedures that are reasonably designed to ensure continued compliance therewith, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.    Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used only for the purposes described in Section 3.12. No part of the proceeds of any Loan or any Letter of Credit (i) will be used, whether directly or indirectly, for any purpose or in any manner that causes any Person to be in violation of Anti-Corruption Laws or otherwise entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) will be used directly, or to the knowledge of the Company or any of the Subsidiaries, indirectly, or lent, contributed or otherwise made available to any Person (a) to fund any activities or business of or with any Person, or in any country or territory, that at the time of such funding, is an Embargoed Person or Sanctioned Country, to the extent that such transactions would be prohibited for a Person to comply with Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the credit facility hereunder).

SECTION 5.09.    [Reserved].

SECTION 5.10.    Guarantees from Certain Additional Subsidiaries. At any time after the Closing Date, the Company or the Revolving Borrower may, in its sole discretion, cause any Subsidiary of the Company to guarantee the obligations of the Revolving Borrower by delivering to the Revolving Borrower and the Administrative Agent an executed Joinder Agreement and such customary documentation reasonably requested by the Administrative Agent including favorable opinions of counsel to such Subsidiary or the Revolving Borrower; provided that in the event such Subsidiary is not organized in the United States, any State thereof or the District of Columbia, the Administrative Agent shall be reasonably satisfied with the jurisdiction of organization of such Subsidiary.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Revolving Borrower and the Company covenant and agree with the Lenders that:

SECTION 6.01.    Non-Guarantor Subsidiary Indebtedness. The Company will not permit any Non-Guarantor Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder;

(b)    Indebtedness existing on the date hereof and disclosed in the SEC Documents and modifications, refinancing, refundings, renewals, replacements or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension;

(c)    Indebtedness resulting from loans permitted by Section 6.04 and Swap Agreements permitted by Section 6.04(i);

(d)    Indebtedness pursuant to Permitted Securitization Transactions provided that the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions of all Non-Guarantor Subsidiaries and of the Company and all of its other Subsidiaries shall not exceed the greater of $250,000,000 and 2.25% of Consolidated Total Assets (at the time of incurrence);

(e)    other Indebtedness in an aggregate amount not exceed an amount equal to 15% of Consolidated Total Tangible Assets (at the time of incurrence);

(f)    the Omega Surviving Debt;

(g)    Indebtedness arising pursuant to any transaction permitted by Section 6.09 in the event such transaction becomes subject to a recharacterization as a loan or a transaction creating a security interest or other security device;

(h)    Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (h) does not exceed the greater of (x)

$100,000,000 and (y) and 1.0% of Consolidated Total Assets (at the time of incurrence), and any modifications, refinancing, refundings, renewals, replacements or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension.

(i)    Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft or related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(j)    Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;

(k)    Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Section 7.01;

(l)    [Reserved];

(m)    Indebtedness in respect of credit card obligations, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts in each case in the ordinary course of business;

(n)    Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)    Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof; provided that, after giving effect to the acquisition of such Person, after giving effect on a pro forma basis to such guarantee, investment, loan or advance, the Leverage Ratio as of the most recently ended fiscal quarter for which financial statements have been delivered shall not exceed the amount permitted under Section 6.10 at the time of determination, and any modifications, refinancing, refundings, renewals, replacements or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension;

(p)    Indebtedness arising under overdraft facilities in an aggregate amount not to exceed the greater of $250,000,000 and 2.25% of Consolidated Total Assets (at the time of incurrence); and

(q)    All premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (p) above.

SECTION 6.02.    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Permitted Encumbrances;

(b)    Liens on any property or asset of the Company or any Subsidiary thereof existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, as reduced from time to time;

(c)    Precautionary UCC or similar filings with respect to operating leases of the Company or any Subsidiary thereof;

(d)    Liens on assets of Subsidiaries solely in favor of the Company or any of its Subsidiaries as secured party and securing Indebtedness owing by a Subsidiary to the Company or another Subsidiary;

(e)    [Reserved];

(f)    Liens securing Indebtedness of the Company and its Subsidiaries permitted to be incurred pursuant to Section 6.01(h) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 270 days after the acquisition of such fixed or capital assets, (ii) such Liens do not encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the purchase price of such property;

(g)    Liens (in addition to the Liens permitted elsewhere in this Section 6.02) on assets of the Company and its Subsidiaries securing indebtedness in the aggregate less than an amount equal to 7.5% of Consolidated Total Tangible Assets, provided that such Liens assumed or created in connection with an Additional Acquisition after the Closing Date may secure Indebtedness in an aggregate amount of up to $50,000,000 in excess of 7.5% of Consolidated Total Tangible Assets (at the time of incurrence) for a period of time not to exceed 60 days after any such Additional Acquisition;

(h)    Liens in favor of the Issuing Bank on cash collateral securing the obligations of a Defaulting Lender to fund risk participations thereunder;

(i)    Liens (in addition to the Liens permitted above in this Section 6.02) on assets of Subsidiaries that are not Loan Parties assumed or created in connection with an Additional Acquisition after the Closing Date and not created in contemplation of such Additional Acquisition (or extending to any assets not so acquired pursuant to such Additional Acquisition and encumbered as of the date of such Additional Acquisition) and securing Indebtedness in the aggregate less than an amount equal to 10% of Consolidated Total Tangible Assets, provided that such Liens may secure Indebtedness in an aggregate amount of up to $50,000,000 in excess of 10% of Consolidated Total Tangible Assets (at the time of incurrence) for a period of time not to exceed 60 days after any such Additional Acquisition;

(j)    any transaction permitted by Section 6.09, including any Liens on the assets that are the subject of such transaction in the event such transaction becomes subject to a recharacterization as a loan or a transaction creating a security interest or other security device;

(k)    rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries as a matter of law or in the ordinary course of business under customary general terms and conditions, to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(l)    Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.04 or (ii) consisting of an agreement to dispose of any property in a disposition permitted under this Agreement including customary rights and restrictions contained in such agreements;

(m)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Subsidiary or (ii) secure any Indebtedness;

(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(p)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Loan Party or any Subsidiary in the ordinary course of business;

(q)    Liens deemed to exist in connection with repurchase agreements permitted under Section 6.04;

(r)    rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(s)    ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Subsidiary;

(t)    Liens on equipment owned by the Company or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(u)    any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture;

(v)    Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w)    Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers; and

(x)    Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unpaid insurance premiums under the insurance policy related to such insurance premium financing arrangement.

Notwithstanding the above, the Company and the Revolving Borrower will, if it or any of the Company’s Subsidiaries shall create any Lien upon any of its property or assets, whether now owned or hereafter acquired, in favor of any of the holders of the Existing Notes or lenders under the New Term Loan Credit Facility (unless prior written consent of the Required Lenders to the creation thereof shall have been obtained), make or cause to be made effective a provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured.

SECTION 6.03.    Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company or the Revolving Borrower in a transaction in which the Company or the Revolving Borrower, as applicable, is the surviving corporation, (ii) solely in connection with an internal restructuring, the Company or the Revolving Borrower may merge into or consolidate with (in one transaction or a series of transactions) any Subsidiary of the Company (whether existing prior to such merger or consolidation or created in connection therewith) or any holding company so long as the direct or indirect holders of the voting Equity Interests of such holding company immediately following such transaction are substantially the same as the holders of voting Equity Interests of the Company immediately prior to such transaction, in each case organized and existing under the laws of the United States, any State thereof or the District of Columbia; provided that in any such case, the successor entity shall, pursuant to documentation reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by such successor entity, expressly assume all of the Company’s or the Revolving Borrower’s obligations, as the case may be, under this Agreement and the other Loan Documents and cause to be delivered such other customary documentation reasonably requested by the Administrative Agent including a favorable opinion of counsel to such successor entity and information and documentation for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation (and upon such execution and delivery, such successor entity shall be the “Revolving Borrower” or “Company” hereunder, as applicable); provided, further, that each Guarantor shall, as a condition to such merger or consolidation, pursuant to documentation reasonably satisfactory to the Administrative Agent, reaffirm all of its obligations and liabilities under this Agreement and the Loan Documents (including, without limitation, its Guarantee), (iii) any Person (other than the Company or the Revolving Borrower) may merge into any Subsidiary (other than the Revolving Borrower) in a transaction in which the surviving entity is a Subsidiary, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary and (v) any Subsidiary (other than the Revolving Borrower) may liquidate or dissolve if the Company and the Revolving Borrower determine in good faith that such liquidation or dissolution is in the best interests of the Company and the Revolving Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary of the Company and the Revolving Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary of the Company and the Revolving Borrower prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Additional Acquisition (each an “Investment”), except:

(a)    Permitted Investments;

(b)    Investments, loans and advances existing on the date hereof and set forth in Schedule 6.04, and extensions, renewals and replacements thereof that do not increase the outstanding amount thereof, as reduced from time to time;

(c)    Investments in a Securitization Entity in connection with Permitted Securitization Transactions and in an aggregate outstanding amount acceptable to the Administrative Agent and required to consummate the Permitted Securitization Transactions plus accounts or notes receivable permitted to be transferred to a Securitization Entity in connection with Permitted Securitization Transactions;

(d)    Investments, loans or advances made by the Company or any Subsidiary to the Company or any Subsidiary;

(e)    Additional Acquisitions, provided that, before and after giving pro forma effect thereto (as of the end of the most recently ended Fiscal Quarter of the Company), no Default exists or would be caused thereby;

(f)    Guarantees (i) by the Company or any Subsidiary of Indebtedness of the Company or any Subsidiary that is a Guarantor, (ii) by any Subsidiary that is not a Guarantor of any Indebtedness of any Subsidiary or (iii) of any of the Obligations;

(g)    Guarantees, Investments, loans or advances not otherwise permitted by this Section 6.04 not in excess of 15% of Consolidated Total Assets (at the time of incurrence) in the aggregate;

(h)    (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i)    Investments in Swap Agreements in the ordinary course of business and not for speculative purposes;

(j)    any Investment; provided that no Event of Default has occurred and is continuing at the time such Investment is made;

(k)    advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(l)    Investments to the extent that payment for such Investments is made solely with Equity Interests of the Company; and

(m)    lease, utility and similar deposits in the ordinary course of business.

It is acknowledged and agreed that any Guarantees permitted by clauses (f) and (g) above, to the extent such Guarantee constitutes Indebtedness, are subject to compliance with any applicable limitations in Section 6.01.

SECTION 6.05.    [Reserved].

SECTION 6.06.    Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company or any Subsidiary may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Company and its Subsidiaries in an amount not to exceed $25,000,000 in any fiscal year (with any unused amount of such base amount available for use in the next succeeding fiscal year), so long as no Event of Default under clauses (a), (b), (h) or (i) of Section 7.01 has occurred or is continuing, (d) repurchases of Equity Interests in any Loan Party or any Subsidiary deemed to occur upon exercise of stock options, warrants or other securities convertible into or exercisable for Equity Interests of the Company, (e) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of the Company and (f) the Company may make Restricted Payments with respect to its Equity Interests so long as no Default exists or would be caused thereby, provided that, with respect to Restricted Payments pursuant to this clause (f), prior to ~~December 31, 2021,~~June 30, 2022, the Company will not declare or make, or agree to pay or make, directly or indirectly, any such Restricted Payments, except (i) if after giving effect on a pro forma basis to such Restricted Payment and any Indebtedness incurred in connection therewith, the Leverage Ratio as of the most recently ended fiscal quarter for which financial statements have been delivered does not exceed 3.75 to 1.0, (ii) that the Company may declare and pay regularly scheduled dividends with respect to its Equity Interests, or (iii) the Company may make Restricted Payments in an amount not to exceed $50,000,000 so long as no Default exists or would be caused thereby.

SECTION 6.07.    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Company or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into (i) in the ordinary course of business or (ii) set forth on Schedule 6.07, (g) the issuance of Equity Interests of the Company and the granting of registration or other customary rights in connection therewith, (m) transactions effected as part of a Permitted Securitization Transaction and (o) transactions approved by the Audit Committee of the board of Directors of the Company in accordance with the Company’s policy regarding related party transactions in effect from time to time.

SECTION 6.08.    [Reserved].

SECTION 6.09.    Disposition of Assets. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, assign or otherwise dispose of, whether in one or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries taken as a whole; provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, solely in connection with an internal restructuring, the Company or the Revolving Borrower may transfer all or substantially all of their assets (in one transaction or a series of transactions) to any Subsidiary of the Company (whether existing prior to such disposition or created in connection therewith) or any holding company so long as the direct or indirect holders of the voting Equity Interests of such holding company immediately following such transaction are substantially the same as the holders of voting Equity Interests of the Company immediately prior to such transaction, in each case organized and existing under the laws of the United States, any State thereof or the District of Columbia; provided that in any such case, the transferee entity shall, pursuant to documentation reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by such transferee entity, expressly assume all of the Company’s or the Revolving Borrower’s obligations, as the case may be, under this Agreement and the other Loan Documents and cause to be delivered such other customary documentation reasonably requested by the Administrative Agent including a favorable opinion of counsel to such transferee and information and documentation for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation (and upon such execution and delivery, such successor entity shall be the “Revolving Borrower” or “Company” hereunder, as applicable); provided, further, that each Guarantor shall, as a condition to such disposition, pursuant to documentation reasonably satisfactory to the Administrative Agent, reaffirm all of its obligations and liabilities under this Agreement and the Loan Documents (including, without limitation, its Guarantee).

SECTION 6.10.    Leverage Ratio. (i) For the Fiscal ~~Quarter~~Quarters ended on or about September 30, 2021, December 31, 2021 and March 31, 2022, the Company will not permit the Leverage Ratio to exceed [5.75] to 1.0 as of the last day of such Fiscal Quarter of the Company and (ii) beginning with the Fiscal Quarter ended on or about ~~December 31, 2021,~~June 30, 2022, the Company will not permit the Leverage Ratio to exceed 3.75 to 1.0 as of the last day of any Fiscal Quarter of the Company; provided that, with respect to clause (ii) only, during a Fiscal Quarter in which a Qualified Acquisition has occurred and for the four following Fiscal Quarters, such limit will be increased so that the Company will not permit the Leverage Ratio to exceed 4.0 to 1.0 as of the last day of any such Fiscal Quarter of the Company; provided further that such increase may not occur with respect to more than three (3) Qualified Acquisitions during the term of this Agreement.

SECTION 6.11.    Interest Coverage Ratio. On and at any time after the Closing Date, beginning with the first Fiscal Quarter after the Closing Date, the Revolving Borrower will not permit the Interest Coverage Ratio to be less than 3.0 to 1.0 as of the end of any Fiscal Quarter of the Company.

ARTICLE VII

Events of Default

SECTION 7.01.    Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)    the Revolving Borrower shall fail to pay any principal of any Loan or reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Company and the Revolving Borrower’s existence), 5.06 (with respect to inspection rights), 5.08, 6.01, 6.02, 6.03, 6.04, 6.06, 6.07, 6.10 or 6.11;

(e)    any Revolving Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Revolving Borrower (which notice will be given at the request of any Lender);

(f)    the Company or any Significant Subsidiary shall fail to pay Material Indebtedness at the stated final maturity thereof (after giving effect to any applicable grace periods);

(g)    any event or condition occurs that results in Material Indebtedness (other than Omega Surviving Debt) of the Company or any Significant Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, the appointment of an examiner or other relief in respect of the Company or any Significant Subsidiary (or for purposes of Section 2.05, any other Subsidiary with respect to which Letters of Credit have been issued hereunder) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, examiner, conservator or similar official for the Company or any Significant Subsidiary (or for purposes of Section 2.05, any Subsidiary with respect to which Letters of Credit have been issued hereunder) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more final, non-appealable judgments for the payment of money in an aggregate Dollar Equivalent amount in excess of $125,000,000 (to the extent due and not covered by insurance as to which the relevant insurance company has not been denied coverage) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be paid, bonded or effectively stayed

(l)    an ERISA Event or a Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events and/or Foreign Plan Events, if any, could reasonably be expected to result in a Material Adverse Effect;

(m)    any Loan Document shall fail to remain in full force or effect or provide the Lien or Guarantee intended to be provided, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or a Loan Party shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect; or

(n)     a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company or the Revolving Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Revolving Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Revolving Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Revolving Borrower, (iii) require that the Revolving Borrower provide cash collateral as required in Section 2.05(j), and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law; and in case of any event with respect to the Company or the Revolving Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Revolving Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Revolving Borrower to cash collateralize the LC Exposure as provide in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Revolving Borrower.

SECTION 7.02.    Application of Payments.

Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Revolving Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.20, shall be applied by the Administrative Agent as follows:

(i)     first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable to the Administrative Agent in its capacity as such pursuant to Section 2.11(c));

(ii)     second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)     third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)     fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Revolving Borrower pursuant to Section 2.05 or 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.05 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed in accordance with this clause (iv);

(v)     fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)     finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Revolving Borrower or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

The Agents

SECTION 8.01.    Appointment.

(a)     In order to expedite the transactions contemplated by this Agreement, (i) JPMorgan Chase Bank, N.A. (and its successors and assigns) is hereby appointed to act as Administrative Agent, (i) each lending institution set forth in the definition of “Issuing Bank” is hereby appointed to act as an Issuing Bank, (ii) each of HSBC Bank USA, N.A. and Wells Fargo Bank, National Association is hereby appointed to act as a Syndication Agent, (iii) each of Bank of America, N.A., Barclays Bank PLC, Citibank, N.A. Credit Suisse AG, Cayman Islands Branch and Deutsche Bank Securities Inc. are hereby appointed to act as a Documentation Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of LC Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Revolving Borrower pursuant to this Agreement as received by the Administrative Agent. Upon receipt by the Administrative Agent of any of the reports, notices or certificates required to be delivered by the Revolving Borrower under Section 5.01 (other than Section 5.01(f)) or 5.02, the Administrative Agent shall promptly deliver the such reports, notices or certificates to the Lenders.

(b)     Neither any of the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Revolving Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Revolving Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent under Article IV. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Revolving Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Revolving Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

(c)     As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, the Revolving Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Company, the Revolving Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or Dollar Equivalent.

(d)     Without limiting the other provisions of this Article VIII, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Revolving Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.02.    Nature of Duties.

(a)     The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent and (ii) none of the Syndication Agents, Documentation Agents, lead bookrunners or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, Swingline Lender or an Issuing Bank hereunder. Without limiting the generality of the foregoing:

(i)     the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)     nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(b)     (i) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties.

(ii)    The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(c)     No Agent or Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(d)     In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Revolving Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(e)     The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Revolving Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Revolving Borrower or any Subsidiary shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.03.    Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Revolving Borrower as set forth in this Section 8.03. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Revolving Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Revolving Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of Lenders the with the consent of the Revolving Borrower (not to be unreasonably withheld or delayed and provided such consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus (including its parent company) having a Dollar Equivalent that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION 8.04.    Each Agent in its Individual Capacity. With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Revolving Borrower or any of its Subsidiaries or other Affiliates thereof as if it were not an Agent and without any duty to account therefor to the Lenders or the Issuing Banks. The terms “Issuing Banks,” “Lenders,” “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable.

SECTION 8.05.    Indemnification. Each Lender agrees (a) to reimburse the Agents and their Related Parties, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans and participations in LC Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Revolving Borrower and (b) to indemnify and hold harmless each Agent and any of their Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Revolving Borrower, provided that no Lender shall be liable to an Agent or any of their Related Parties for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or such Related Party, as the case may be.

SECTION 8.06.    Lack of Reliance on Agents. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Agents or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company, the Revolving Borrower and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

SECTION 8.07.    Designation of Affiliates. The Administrative Agent, any Swingline Lender and any Issuing Bank shall be permitted from time to time to designate one of its Affiliates (which includes any branches of the Administrative Agent, any Swingline Lender, any Issuing Bank or any of their Affiliates) to perform the duties to be performed by the Administrative Agent, any Swingline Lender and any Issuing Bank hereunder with respect to Loans, Borrowings or Letters of Credit denominated in Foreign Currencies or with respect to any other matters under the Loan Documents. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

SECTION 8.08.    [Reserved]

SECTION 8.09.    Certain ERISA Matters.Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Revolving Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Revolving Borrower or any other Loan Party, that:

(i)     none of the Administrative Agent, each Agent and each Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(ii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)     no fee or other compensation is being paid directly to the Administrative Agent, each Agent and each Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)     The Administrative Agent, each Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d)     As used herein the following terms have the following meanings:

(i)     “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

(ii)     “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.

(a)     Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)     if to the Revolving Borrower or the Company:

c/o Perrigo Company PLC

The Treasury Building

Grand Canal Street Lower

Dublin 2, Ireland

Attention: Lou Cherico, Corporate Treasurer

E-mail: lou.cherico@perrigo.com;

(ii)     if to the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.

10 South Dearborn

Floor L2

Chicago, IL 60603

Attention: Nanette Wilson

Phone: 1-312-385-7084

Fax: 1-844-490-5663

Email: Nanette.wilson@jpmorgan.com

In the case of any matter relating to an Advance denominated in a Foreign Currency, with a copy to:

J.P. Morgan Europe Limited

Loans Agency 6th Floor

25 Bank Street, Canary Wharf

London E145JP, United Kingdom

Attention: Agent

Fax: +44-207-777-2360

Email: loan_and_agency_London@jpmorgan.com

(iii)     if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(iv)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b)     (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Revolving Borrower or the Company may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)     (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on DebtDomain, Intralinks™, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Although any Electronic System used by the Administrative Agent and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and any such Electronic System is secured through a per-deal authorization method whereby each user may access such Electronic System only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks, the Company and the Revolving Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks, the Company and the Revolving Borrower hereby approves distribution of the Communications through any Electronic System used by the Administrative Agent and understands and assumes the risks of such distribution.

(iii)    Any Electronic System used by the Administrative Agent and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Electronic Systems and the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Revolving Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Revolving Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the internet or an Electronic System.

(iv)    “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System. “Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

(v)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System used by the Administrative Agent shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(vi)    Each of the Lenders, each of the Issuing Banks, the Company and the Revolving Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Electronic System used by the Administrative Agent in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vii)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02.    Waivers; Amendments.

(a)     No failure or delay by any Agent, Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Revolving Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b)     Subject to Sections 2.13(b), 2.21 and 9.02(d), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Revolving Borrower and the Required Lenders or by the Revolving Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender or modify the currency of any Commitment or currency in which a Lender is required to make a Loan without the written consent of such Lender directly affected thereby, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c), 2.20 or 7.02 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby (it being understood and agreed that (x) any increase in the total Commitments and related modifications approved by each Lender increasing any of its Commitments and by the Required Lenders shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (y) any “amend-and-extend” transaction that extends the Maturity Date only for those Lenders that agree to such an extension (which extension may include increased pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension) shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments), (v) release all or substantially all Guarantors from their obligations under any Guaranty, except to the extent permitted hereunder (whether pursuant to any sale or other transfer of the relevant Guarantor permitted hereunder or as otherwise permitted hereunder) or with the consent of all the Lenders or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such other Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c)     Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Loans of such Defaulting Lender shall be disregarded, in each case except as provided in Section 2.20(b).

(d)     If the Administrative Agent and the Revolving Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Revolving Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect; provided that (x) prior written notice of such proposed amendment, modification or supplement shall be given to the Lenders and (y) the Required Lenders do not object to such amendment, modification or supplement in writing to the Administrative Agent within five Business Days of such notice.

SECTION 9.03.    Expenses; Indemnity; Damage Waiver.

(a)     The Revolving Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, Administrative Agent, the Syndication Agents, the Documentation Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lead Arrangers, Administrative Agent, the Syndication Agents and the Documentation Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, Agents, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Lead Arranger, Agent, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the obligation to pay fees, disbursements and other charges of legal counsel shall be limited to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Syndication Agents, the Lead Arrangers, the Documentation Agents, the Issuing Banks and all Lenders and one additional Irish counsel to the Administrative Agent, the Syndication Agents, the Lead Arrangers, the Documentation Agents, the Issuing Banks and all Lenders (and, if reasonably necessary, of one additional local counsel in any other relevant jurisdiction) (and in the case of any actual or perceived conflict, an additional conflicts counsel with respect to each of the above).

(b)     The Revolving Borrower shall indemnify each Lead Arranger, Agent, Issuing Bank and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by any Loan Party or any other Person, or in any other way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it under this Agreement or any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or its controlled affiliates, directors, officers, employees, advisors, agents or other representatives, (ii) such Indemnitee’s or such controlled affiliate, director, officer, employee, advisor, agent or other representative’s material breach of its obligations under this Agreement or the other Loan Documents or (iii) any dispute solely among Indemnified Persons other than claims against any Lead Arranger in its capacity as such or in fulfilling its role as Administrative Agent or any similar role under this Agreement or the other Loan Documents or claims arising out of any acts or omissions on the part of the Revolving Borrower, the Company or any of their respective Related Parties. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any information transmission system in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)     Each Lender severally agrees to pay any amount required to be paid by the Revolving Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Revolving Borrower and without limiting the obligation of the Revolving Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)     To the extent permitted by applicable law, the Revolving Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Revolving Borrower of any obligation it may have to indemnify an Indemnitee against for special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)     All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as expressly permitted by Sections 6.03 and 6.09, the Revolving Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Revolving Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit or Swingline Lender that makes any Swingline Loan), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)     the Revolving Borrower, provided that (x) no consent of the Revolving Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clauses (a), (b), (h), (i) or (j) of Section 7.01 has occurred and is continuing, and (y) the Revolving Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B)     the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)     the Issuing Banks and Swingline Lenders.

As used herein, “Ineligible Institution” means a (a) natural person, (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (c) the Company or any Affiliate thereof and (d) any Defaulting Lender.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment of Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Revolving Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Revolving Borrower shall be required if an Event of Default has occurred and is continuing and the Revolving Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System used by the Administrative Agent and as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate level information (which may contain material non-public information about the Revolving Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Revolving Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Revolving Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Revolving Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System used by the Administrative agent and as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Any Lender may, without the consent of or notice to the Revolving Borrower and the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Revolving Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.The Revolving Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender and the information and documentation required under 2.16(g) will be delivered to the Revolving Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Revolving Borrower’s request and expense, to use reasonable efforts to cooperate with the Revolving Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Revolving Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Company and the Revolving Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness.

(a)     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees and the terms of the facilities set forth herein constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section

4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)     Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of the Loan Parties now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 7.02 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Revolving Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)     EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, NOTWITHSTANDING THE GOVERNING LAW PROVISIONS OF ANY APPLICABLE LOAN DOCUMENT, ANY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT BY ANY LENDER RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE CONSUMMATION OR ADMINISTRATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(c)     Each of the parties hereto hereby (i) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, located in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan), and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated by this Agreement or any other Loan Document, for recognition or enforcement of any judgment or the performance of services hereunder and agrees that all claims in respect of any such action, suit, proceeding or claim may (and any such claims, cross-claims or third-party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated hereby or the performance of services hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York (or. if such court lacks subject matter jurisdiction, in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan). A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Loan Parties hereby appoint their Affiliate, Perrigo Company, 515 Eastern Avenue, Allegan, Michigan 49010, or if otherwise, its principal place of business in The City of New York from time to time, as its agent for service of process, and agrees that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court.

SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality; Material Non-Public Information.

(a)    Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including a self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company, its Subsidiaries or their obligations or (iii) any provider of credit insurance for such Person,(g) with the consent of the Revolving Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company and its Subsidiaries, (i) to any rating agency in connection with rating the Company or its Subsidiaries or the facilities set forth herein and (j) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities set forth herein. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments and Loans. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Company or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)     EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE REVOLVING BORROWER

AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS ANDAMENDMENTS, FURNISHED BY THE REVOLVING BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE REVOLVING BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE REVOLVING BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate (which, if such rate is less than zero, shall be deemed to be zero) to the date of repayment, shall have been received by such Lender.

SECTION 9.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Revolving Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Revolving Borrower and each Guarantor, which information includes the name and address of the Revolving Borrower and each Guarantor and other information that will allow such Lender to identify the Revolving Borrower and each Guarantor in accordance with the Patriot Act.

SECTION 9.15.    Conversion of Currencies.

(a)     If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)     The obligations of the Revolving Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Revolving Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Revolving Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Revolving Borrower acknowledges and agrees, and acknowledge its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Company and its Subsidiaries and any Agent, any Lead Arranger or any other Credit Party is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Lead Arranger or any Credit Party has advised or is advising the Company or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, Lead Arrangers and the Credit Parties are arm’s-length commercial transactions between the Revolving Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Credit Parties, on the other hand, (iii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the Lead Arrangers and the Credit Parties each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Revolving Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents, the Lead Arrangers and the Lenders has any obligation to the Revolving Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Revolving Borrower and its Affiliates, and none of the Agents, the Lead Arrangers and the Credit Parties has any obligation to disclose any of such interests to the Revolving Borrower or its Affiliates. To the fullest extent permitted by Law, (x) the Loan Parties hereby waive and release any claims that they may have against the Agents, the Lead Arrangers and the Credit Parties with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby and (y) the Loan Parties each agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.

The Company and the Revolving Borrower each further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company, the Revolving Borrower and other companies with which the Company or the Revolving Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Company and the Revolving Borrower each acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company and the Revolving Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Company or the Revolving Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Company or the Revolving Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Company and the Revolving Borrower each also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Company or the Revolving Borrower, confidential information obtained from other companies.

SECTION 9.17.    Authorization to Distribute Certain Materials to Public-Siders.

(a)     If the Company does not file this Agreement with the SEC, then the Loan Parties hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Loan Parties acknowledge their understanding that Public-Siders and their firms may be trading in any of the Company or its Affiliates’ respective securities while in possession of the Loan Documents.

(b)     The Loan Parties represent and warrant that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.18.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges and accepts that any liability of any party hereto to any other party hereto under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)     a cancellation of any such liability; and

(b)    a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 9.19.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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